UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Duratek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Duratek, Inc. (“Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:
14,868,275 shares of Common Stock (as of March 8, 2006)
1,412,128 shares of Common Stock underlying options Common Stock (as of March 8, 2006)
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Calculation as the sum of:
(A) the product of (i) 14,868,275 shares of Common Stock (as of March 8, 2006) and (ii) the merger consideration of $22.00 per share of Common Stock in cash; and

(B) the product of (i) 1,412,128 shares of Common Stock representing shares of Common Stock issuable upon exercise of options outstanding as of March 8, 2006 and (ii) the excess, if any of the merger consideration of $22.00 per share over the exercise price per share of Common Stock subject to each such option.

	(4)	Proposed maximum aggregate value of transaction:
344,946,935.50
	(5)	Total fee paid:
36,910
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

DURATEK, INC.
10100 Old Columbia Road
Columbia, Maryland 21046
410-312-5100

[•], 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “special meeting”) of Duratek, Inc. (“Duratek”), which will be held on [•], 2006, beginning at [•], Eastern Time, at Duratek’s principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046.

Our board of directors has unanimously approved a merger providing for the acquisition of Duratek by EnergySolutions, LLC. EnergySolutions was formerly known as Envirocare of Utah, LLC and is currently indirectly owned by a private investor group led by Lindsay Goldberg & Bessemer, Peterson Partners and Creamer Investments. If the merger is completed, you will be entitled to receive $22.00 in cash, without interest, for each share of Duratek common stock you own and you will have no ongoing ownership interest in the continuing business of Duratek.

At the special meeting, you will be asked to adopt the merger agreement, among other matters. Our board of directors has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Duratek and its stockholders. Our board of directors unanimously recommends that Duratek’s stockholders vote “FOR” the adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Duratek from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Duratek common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Robert E. Prince
President and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED [•], 2006
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [•], 2006.

DURATEK, INC.
10100 Old Columbia Road
Columbia, Maryland 21046

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held [•], 2006

To Our Stockholders:

We hereby notify you that a special meeting of stockholders of Duratek, Inc. (“We,” “our,” “us,” or “Duratek”) will be held at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 on the [•] day of [•], 2006 at [•], Eastern Time, for the following purposes:

1.                To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 6, 2006 (as it may be amended from time to time, the “merger agreement”), between Duratek, EnergySolutions, LLC (“EnergySolutions”) and Dragon Merger Corporation, a wholly-owned subsidiary of EnergySolutions (“Merger Sub”) pursuant to which, upon the merger becoming effective, each share of Duratek common stock, par value $0.01 per share, (other than shares held in the treasury of Duratek, owned by EnergySolutions or Merger Sub, or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.00 in cash, without interest.

2.                To consider and vote on a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement.

3.         To act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of Duratek common stock at the close of business on [•], 2006 are entitled to notice of the special meeting and to vote at the special meeting. You are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Duratek common stock you own. If you do not plan to attend the special meeting and vote your shares of Duratek common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•       Use the toll-free telephone number shown on the proxy card;

•       Go to the Internet website address shown on the proxy card; or

•       Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy, using the toll-free telephone number or Internet website address or by voting in person at the special meeting.

The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Duratek common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you vote your shares as described above in the event that you are unable to attend the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and if a quorum is present, will have the same effect as a vote against adoption of the merger agreement.

Stockholders of Duratek who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Duratek before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

You should not send your stock certificates with your proxy card.

By Order of the Board of Directors,

Diane R. Brown
Corporate Secretary
[•], 2006

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Parties to the Merger	1
The Special Meeting	2
The Merger	3
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	10
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	14
THE PARTIES TO THE MERGER	15
Duratek, Inc.	15
EnergySolutions, LLC	15
Dragon Merger Corporation	15
THE SPECIAL MEETING	15
Time, Place and Purpose of the Special Meeting	15
Record Date, Quorum and Voting Power	16
Required Vote	16
Voting by Directors and Executive Officers	16
Proxies; Revocation	17
Expenses of Proxy Solicitation	17
Adjournments and Postponements	17
THE MERGER	18
Background of the Merger	18
Reasons for the Merger	25
Recommendation of Duratek’s Board of Directors	28
Fairness Opinion of Bear, Stearns & Co., Inc.	28
Operations of Duratek Following the Merger	34
Financing	34
Interests of Duratek’s Directors and Executive Officers in the Merger	35
Certain Relationships and Related Transactions	41
Material U.S. Federal Income Tax Consequences	41
Regulatory Approvals	43
THE MERGER AGREEMENT	44
Effective Time	44
Structure of the Merger	44
Treatment of Stock and Options	44
Certificate of Incorporation and Bylaws	45
Directors and Officers	46
Representations and Warranties	46
Conduct of Our Business Pending the Merger	48
No Solicitation of Transactions	50
Employee Benefits	52
Agreement to Take Further Action and to Use Reasonable Best Efforts	53
Conditions to the Merger	54
Termination of the Merger Agreement	55
Fees and Expenses	57
Amendment and Waiver	58
Amendment to Disposal Agreement	58
MARKET PRICES OF THE COMPANY’S STOCK	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59
DISSENTERS’ RIGHTS OF APPRAISAL	62

i

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	65
OTHER MATTERS	65
Other Business at Special Meeting	65
Submission of Stockholder Proposals	65
Delivery of this Proxy Statement	65
WHERE YOU CAN FIND ADDITIONAL INFORMATION	66

ANNEX A	Agreement and Plan of Merger, dated February 6, 2006, by and among EnergySolutions, LLC, Dragon Merger Corporation and Duratek, Inc.
ANNEX B	Amendment to Disposal Agreement, dated as of February 6, 2006, between Duratek Services, Inc. and EnergySolutions, LLC
ANNEX C	Opinion of Bear, Stearns & Co., Inc.
ANNEX D	Section 262 of the General Corporation Law of the State of Delaware

ii

DURATEK, INC.
10100 Old Columbia Road
Columbia, Maryland 21046

PROXY STATEMENT

[•], 2006

SUMMARY TERM SHEET

The following summary highlights selected information about the merger and the special meeting and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Duratek,” “Company,” “we,” “our,” “ours,” and “us” refer to Duratek, Inc. and its subsidiaries. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger
(Page 15)

Duratek, Inc.
10100 Old Columbia Road
Columbia, Maryland 21046
(410) 312-5100

Duratek provides services to commercial and government customers primarily in the United States that ensure safe and secure radioactive materials disposition and nuclear facility operations. We possess a breadth of capabilities, technologies, assets, facilities and qualified technical personnel that enable us to provide a full array of safe and secure radioactive materials disposition services. Our services include decommissioning services, nuclear facility operations, radioactive material characterization, processing, transportation, accident containment and restoration services, and disposal facility operations.

EnergySolutions, LLC
423 West 300 South
Salt Lake City, Utah 84101
(801) 532-1330

EnergySolutions, LLC, formerly known as Envirocare of Utah, LLC, which we refer to as EnergySolutions, provides services and solutions to the nuclear energy industry. The company uses technical expertise and state-of-the-art resources to responsibly handle the nuclear waste management process. The company utilizes its resources to drive technological innovation and solutions. EnergySolutions is headquartered in Salt Lake City and is currently indirectly owned by a private investor group led by Lindsay Goldberg & Bessemer L.P., Peterson Partners IV, L.P. and Creamer Investments, Inc.

Dragon Merger Corporation
423 West 300 South
Salt Lake City, Utah 84101
(801) 532-1330

Dragon Merger Corporation, which we refer to as Merger Sub, is a Delaware corporation and wholly-owned subsidiary of EnergySolutions, LLC formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting

Time, Place and Purpose of the Special Meeting (Page 15)

A special meeting of stockholders will be held on [•], 2006, beginning at [•], Eastern Time, at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046.

At the special meeting you will be asked to consider and vote upon the following proposals:

•       to adopt the merger agreement; and

•       to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement.

Record Date, Quorum and Voting Power (Page 16)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [•], 2006, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were [•] shares of our common stock entitled to be voted. The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote (Page 16)

The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement requires the affirmative vote of a majority of the shares present and entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Voting by Directors and Executive Officers (Page 16)

As of the record date, on [•], 2006, our directors and executive officers held and are entitled to vote, in the aggregate, 286,420 outstanding shares of our common stock, representing approximately 1.9% of the outstanding shares of our common stock. We have been informed by our directors and executive officers that they intend to vote all of their shares of Duratek common stock “FOR” the adoption of the merger agreement.

Proxies; Revocation (Page 17)

If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card, which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Corporate Secretary at our principal offices, 10100 Old Columbia Road, Columbia, Maryland 21046, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

The Merger

Structure of the Merger (Page 44)

Pursuant to the merger agreement, Merger Sub, a wholly-owned subsidiary of EnergySolutions, will merge with and into Duratek. Duratek will be the surviving corporation in the merger.

Merger Consideration (Page 44)

If the merger is completed, you will be entitled to receive $22.00 in cash, without interest less any applicable withholding taxes, for each share of our common stock that you own.

Treatment of Outstanding Stock Options (Page 44)

If the merger is completed, option holders will receive the excess, if any, of the $22.00 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold, whether or not the option is currently vested.

Board Recommendation (Page 28)

After careful consideration and by unanimous vote of all members of our board of directors, our board of directors:

•       has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement;

•       has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Duratek and its stockholders; and

•       unanimously recommends that Duratek’s stockholders vote “FOR” the adoption of the merger agreement.

Fairness Opinion of Bear, Stearns & Co., Inc. (Page 28)

In connection with the merger, Bear, Stearns & Co., Inc., which we refer to as Bear Stearns, delivered a written opinion to our board of directors as to the fairness, from a financial point of view, of the per share consideration to be received by Duratek stockholders in the merger. The full text of Bear Stearns’ written opinion, dated February 6, 2006, is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, the matters considered and qualifications and limitations of the review undertaken by Bear Stearns. Bear Stearns’ opinion was provided to our board of directors in connection with its evaluation of the merger consideration, did not address any other aspect of the proposed merger and did not constitute a recommendation to the board of directors of Duratek or to any stockholder as to how to vote or act in connection with the merger.

Financing (Page 34)

In connection with the merger, EnergySolutions will cause approximately $345 million in cash to be paid to our stockholders and holders of stock options. In addition, EnergySolutions and/or its subsidiaries will refinance our outstanding bank debt, which, as of December 31, 2005, consisted of approximately $77.5 million of outstanding borrowings and letter of credit obligations under our current credit facility.

These payments are expected to be funded by a combination of debt to be provided by a group of lenders led by Citigroup North America, Inc., cash held by Duratek and EnergySolutions and equity provided to EnergySolutions by the indirect owners of EnergySolutions. EnergySolutions has received a commitment letter from Citigroup North America, Inc. and affiliates pursuant to which Citigroup has committed to provide EnergySolutions and/or its subsidiaries with additional debt financing in the aggregate amount of up to $230 million, subject to the satisfaction of the conditions contained in the commitment letter.

The merger agreement does not contain a financing condition, and EnergySolutions’ obligation under the merger agreement to complete the merger and to pay the aggregate merger consideration is not conditioned on EnergySolutions obtaining third-party financing.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 35)

As you consider the recommendation of our board of directors with respect to the merger, you should be aware that some Duratek directors and executive officers have interests that are different from, or in addition to, your interests, including those listed below:

Stock Options.   Directors and executive officers hold options to purchase Duratek common stock. In connection with the merger, all outstanding unvested options will become immediately exercisable, and all outstanding options (including previously unexercisable options) will be cancelled at the time of the merger and the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to Duratek common stock over the exercise price of the Duratek stock options. The following table sets forth, as of March 31, 2006, for each of Duratek’s executive officers and directors: (i) the number of shares of common stock underlying currently exercisable options, (ii) the number of shares of common stock underlying options that will become immediately exercisable as a result of the merger and (iii) the total consideration that such persons will receive in respect of their vested and unvested options as a result of the merger.

	Number of shares underlying currently exercisable options	Number of shares underlying options that will become immediately exercisable as a result of the merger	Total consideration(2)
Directors:
Admiral Bruce DeMars	3,200	12,800	$0
Michael J. Bayer	4,800	9,200	$87,100
Alan J. Fohrer	4,800	9,200	$84,600
George V. McGowan	36,800	17,200	$721,450
Admiral James D. Watkins	16,800	17,200	$403,830
Robert E. Prince(1)	246,578	52,200	$4,228,367
Executive Officers:
Robert F. Shawver	50,300	38,200	$996,506
Admiral Joseph G. Henry	1,600	6,400	$0
William M. Bambarger, Jr.	3,480	7920	$111,690
Craig T. Bartlett	7,480	7,720	$174,314
C. Paul Deltete	67,600	30,400	$1,264,475
William R. Van Dyke	32,600	33,400	$762,592
Michael F. Johnson	12,600	28,400	$405,970
Diane L. Leviski	19,080	8,320	$330,665
Regan E. Voit	25,560	17,240	$546,020
Willis W. Bixby, Jr.	10,320	7,080	$218,180
All Directors and Executive Officers as a group	543,598	302,880	$10,335,760

(1)          Mr. Prince also serves as President and Chief Executive Officer of Duratek.

(2)          Reflects the value of “in-the-money” options for which the $22.00 per share merger consideration exceeds the per share exercise price of the option. Does not reflect the deduction of applicable withholding taxes.

Retention and Severance Payments.   Our executive officers are parties to employment and severance agreements with Duratek that may entitle them to cash payments and other benefits in connection with the merger.  The following table sets forth for each executive officer: (i) the potential retention bonus that the executive officer may receive for remaining employed with the company during the pendency of the merger and thereafter, (ii) an estimate of the total amount of potential severance payments that the executive officer may receive as a result of termination of his or her employment following the consummation of the merger, and (iiii) an estimate of the total amount of all potential retention and severance payments that may be paid to the executive officer.

Executive Officer	Retention Payments	Severance Payments(1)	Total Payments(1)
Robert E. Prince	$0	$1,209,861	$1,209,861
Robert F. Shawver	$0	$751,108	$751,108
Admiral Joseph G. Henry	$100,000	$290,659	$390,659
William M. Bambarger, Jr.	$60,000	$200,013	$260,013
Craig T. Bartlett	$60,000	$146,786	$206,786
C. Paul Deltete	$0	$237,578	$237,578
William R. Van Dyke	$0	$267,155	$267,155
Michael F. Johnson	$0	$249,205	$249,205
Diane L. Leviski	$60,000	$154,773	$214,773
Regan E. Voit	$0	$208,416	$208,416
Willis W. Bixby, Jr.	$0	$173,222	$173,222
Total	$280,000	$3,888,776	$4,168,776

(1)  Estimated using the executive officer’s annual base salary as in effect on April 8, 2006 and excludes the value of employee heath and insurance benefits that may be payable to the executive officer under their respective employment or severance agreement following termination of the executive’s employment. These amounts do not include severance payments to which certain executive officers may be entitled if terminated without prior notice as specified in the the executive officer’s respective employment or severance agreement. In the case of Messrs. Prince and Shawver, assumes the application of the highest bonus award percentage applicable to the officer during the last three years ended December 31, 2005, which for Messrs. Prince and Shawver were 60% and 50%, respectively.

Deferred Compensation Plan.   Executive officers participating in Duratek’s Deferred Compensation Plan, established in 2003, will receive distributions of their account balances following the consummation of the merger.  The following table shows, as of March 31, 2006, the account balances of our executive officers that participate in the Duratek Deferred Compensation Plan and their expected distribution amount as a result of the merger.

Executive Officer:	Account balance as of March 31, 2006(1)	Expected distribution amount as a result of the merger(2)
Robert E. Prince	$2,769,358	$2,781,511
Robert F. Shawver	$796,963	$800,602
C. Paul Deltete	$134,380	$134,380
Willis W. Bixby, Jr.	$112,221	$112,221
Total	$3,812,922	$3,828,715

(1)          Includes the market value as of the close of trading on March 31, 2006 of certain deemed investments for Messrs. Prince and Shawver in Duratek common stock under the Deferred Compensation Plan.  Mr. Prince’s deferred compensation account is deemed to be invested in 121,539 shares of Duratek common stock and Mr. Shawver’s deferred compensation account is deemed to be invested in 36,391 shares of Duratek common stock.

(2)          Includes the conversion of Messrs. Prince’s and Shawver’s deemed investments in Duratek’s common stock into the right to receive the $22.00 per share merger consideration.

Indemnification and Insurance.   EnergySolutions has agreed to indemnify our directors and executive officers with respect to any claims or liabilities arising out of their positions with Duratek prior to the merger and to maintain directors’ and officers’ liability insurance covering directors and executive officers of Duratek for a period of six years following the merger.

Continuing Role of Executive Officers.   Duratek understands that EnergySolutions intends to provide most of Duratek’s executives with continuing opportunities for future service in the combined organization following the merger; to date, no specific terms have been established for any individual. Duratek does not expect that any of its executive officers or directors will hold board seats in Duratek or EnergySolutions following the merger.

Tax Consequences (Page 41)

The receipt of $22.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Duratek common stock will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Duratek common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes.

Regulatory Approvals (Page 43)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, or HSR Act, provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied.

On February 17, 2006, Duratek and EnergySolutions made the required filings with the Antitrust Division and the Federal Trade Commission, and the applicable waiting period ended on March 20, 2006.

Duratek and its affiliates hold certain permits and licenses from the U.S. Nuclear Regulatory Commission, or the NRC, and certain state regulatory authorities for facilities and operations that involve the processing, treatment, storage, or disposal of low-level radioactive waste or other radioactive materials and components. Duratek and EnergySolutions have made or intend to make the necessary filings with the NRC and appropriate state regulatory authorities to obtain consent to the transfer of the permits and licenses and any other regulatory approvals needed in connection with the merger.

Except as noted above with respect to the required filings under the HSR Act, the filings with the NRC and certain other federal and state regulatory authorities, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. Duratek and EnergySolutions have agreed to use their reasonable best efforts to obtain regulatory clearance.

No Solicitation of Transactions; Superior Proposal (Page 50)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Duratek. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as Duratek complies with certain terms of the merger agreement, including paying a termination fee of $8.625 million to EnergySolutions.

Conditions to the Merger (Page 54)

Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•       the receipt of stockholder approval of the merger agreement from our stockholders;

•       the expiration of the waiting period under the HSR Act (this condition has been satisfied);

•       the absence of any law, injunction, judgment, order or ruling by any governmental authority having the effect of making the closing of the merger illegal or that otherwise prohibits the closing;

•       the receipt of regulatory approval regarding certain of our permits;

•       performance by each of the parties of its covenants under the merger agreement in all material respects;

•       the truth and correctness of the representations and warranties of the respective parties made in the merger agreement either in all material respects or to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect on such party, depending on the particular representation or warranty; and

•       the absence of any change, event, occurrence or state of facts that individually or in the aggregate has had or would reasonable be expected to have a material adverse effect on Duratek which shall be continuing at the time of the merger.

Termination of the Merger Agreement (Page 55)

Duratek and EnergySolutions may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Duratek have adopted the merger agreement. Under certain circumstances, either we or EnergySolutions may terminate the merger agreement prior to the closing of the merger without the consent of the other party.

Fees and Expenses (Page 57)

The parties to the merger agreement are responsible for their own transaction expenses if either party terminates the merger agreement for any reason under the merger agreement.

We have agreed to pay to EnergySolutions a termination fee of $8.625 million if the merger agreement is terminated following the occurrence of certain events, and EnergySolutions has agreed to pay a “reverse break-up fee” of $5 million in cash to us and to provide a prepayment credit of $12 million (subject to a maximum credit of $4 million per year) to one of our subsidiaries for waste disposal services performed by EnergySolutions under an existing commercial contract if the merger cannot be closed within, or is delayed for longer than, twelve months due to certain regulatory or legal restrictions, and subject to certain other conditions.

Procedure for Receiving Merger Consideration (Page 45)

As soon as practicable after the effective time of the merger, a paying agent appointed by EnergySolutions will mail a letter of transmittal and instructions to all Duratek stockholders. The letter of transmittal and instructions will tell you how to surrender your Duratek common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Appraisal Rights (Page 62)

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise their appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Duratek Common Stock (Page 59)

Our common stock is listed on the NASDAQ Stock Market (“NASDAQ”) under the trading symbol “DRTK.” On February 6, 2006, which was the last trading day before the announcement of the execution of the merger agreement, our common stock closed at $17.50 per share. On [•], 2006, which was the last trading day before the date of this proxy statement, our common stock closed at $[•] per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Duratek, Inc. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

Q:             What is the proposed transaction?

A:             The proposed transaction is the acquisition of Duratek by EnergySolutions pursuant to a merger agreement between Duratek, EnergySolutions, and a wholly-owned subsidiary of EnergySolutions. Once the merger agreement has been adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the EnergySolutions subsidiary will merge with and into Duratek, with Duratek surviving as a wholly-owned subsidiary of EnergySolutions.

Q:             What will I receive in the merger?

A:             Upon completion of the merger, you will receive $22.00 in cash, without interest and less any required withholding taxes, for each share of our common stock you own. If the merger is completed, you will have no ongoing ownership interest in the continuing business of Duratek.

Q:             Where and when is the special meeting?

A:             The special meeting will be held at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 on the [•] day of [•], 2006 at [•], Eastern Time.

Q:             What matters will you vote on at the special meeting?

A:             You will vote on the following proposals:

•       to adopt the merger agreement;

•       to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement; and

•       to act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:             How does Duratek’s board of directors recommend that you vote on the proposals?

A:               Our board of directors unanimously recommends that you vote:

•       “FOR” the proposal to adopt the merger agreement; and

•       “FOR” the proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement.

Q:             What vote of stockholders is required to adopt the merger agreement?

A:             For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Q:             What vote of stockholders is required for each other proposal at the special meeting?

A:             The proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:             What does it mean if you get more than one proxy card?

A:             If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:             How do you vote without attending the special meeting?

A:             If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card, which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q:             How do you vote in person at the special meeting?

A:             If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q:             Can you change your vote?

A:             After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Corporate Secretary at our principal offices, 10100 Old Columbia Road, Columbia, Maryland 21046, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:             What is a quorum?

A:             A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:             If your shares are held in “street name” by your broker, will your broker vote your shares for you?

A:             Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:  How are votes counted?

A:             For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as if you vote AGAINST the adoption of the merger agreement.

For the proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as if you vote AGAINST the proposal.

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the authorization of the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement. The proxies will also be voted, in the sole discretion of the proxy holders, FOR or AGAINST such other matters as may properly come before the meeting. The persons appointed in the proxies as proxy holder are officers or directors of Duratek. Our management is not aware that any other matters are to be presented for action at the meeting.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will be counted for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote against the adoption of the merger agreement and as a vote AGAINST authorizing the proxy holders to vote to adjourn or postpone the special meeting.

Q:             What happens if I sell my shares before the special meeting?

A:             The record date for the special meeting, [•], 2006, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them before the special meeting without granting a proxy, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for your shares. The right to receive the merger consideration will pass to the person who owns your shares when the merger is completed.

Q:             Who will bear the cost of this solicitation?

A:             We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, Georgeson Shareholder Communications, Inc. will provide solicitation services to us for a fee of approximately $7,500 plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:             When do you expect the merger to be completed?

A:             We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the second quarter of 2006. In order to complete the merger, we must obtain stockholder and regulatory approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Effective Time.”

Q:             Should I send in my stock certificates now?

A:             No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange Duratek stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:             Who can help answer my other questions?

A:             If you have more questions about the special meeting or the merger, you should contact Investor Relations at (410) 312-5100. You may also contact our proxy solicitor:

Georgeson Shareholder Communications, Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call: (800) 868-1381

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Fairness Opinion of Bear, Stearns & Co., Inc.” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder or regulatory approvals;

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•       the failure of the merger to close for any other reason;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       general economic and market conditions;

•       the overall condition of the waste disposal industry, including the effect of any further consolidation among waste disposal firms;

•       the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions;

•       the effect of war, terrorism or catastrophic events;

•       the effect of disruptions to our waste disposal and transportation business;

•       the timing and magnitude of obtaining new government and consumer contracts; and

•       regulatory review by governmental agencies that oversee radioactive and hazardous material processors and transporters.

Additional factors that may affect the future results of Duratek are set forth in our filings with the Securities and Exchange Commission, which are available at www.duratekinc.com.

THE PARTIES TO THE MERGER

Duratek, Inc.

Duratek, Inc. provides services to commercial and government customers primarily in the United States that ensure safe and secure radioactive materials disposition and nuclear facility operations. We possess a breadth of capabilities, technologies, assets, facilities and qualified technical personnel that enable us to provide a full array of safe and secure radioactive materials disposition services. Our services include decommissioning services, nuclear facility operations, radioactive material characterization, processing, transportation, accident containment and restoration services, and disposal facility operations.

Duratek, Inc. is incorporated in the state of Delaware with its principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 and our telephone number is (410) 312-5100.

EnergySolutions, LLC

EnergySolutions, LLC, formerly known as Envirocare of Utah, LLC, provides services and solutions to the nuclear energy industry. The company uses technical expertise and state-of-the-art resources to responsibly handle the nuclear waste management process. The company utilizes its resources to drive technological innovation and solutions.

EnergySolutions is headquartered in Salt Lake City and is currently indirectly owned by a private investor group led by Lindsay Goldberg & Bessemer L.P., Peterson Partners IV, L.P. and Creamer Investments, Inc.

Dragon Merger Corporation

Dragon Merger Corporation, which we refer to as Merger Sub, is a Delaware corporation and wholly-owned subsidiary of EnergySolutions formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement.

EnergySolutions’ and Merger Sub’s principal executive officers are at 423 West 300 South, Salt Lake City, Utah 84101 and the telephone number for each company is (801) 532-1330.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held on [•], 2006, beginning at [•], Eastern Time, at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement, to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement, and to act, in the sole discretion of the proxy holders, on such other business as may properly come before the special meeting or any adjournment or postponement thereof. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on [•], 2006.

Record Date, Quorum and Voting Power

The holders of record of Duratek’s common stock at the close of business on [•], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were [•] shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. The proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement requires the affirmative vote of a majority of the shares present and entitled to vote.

In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement.

Broker non-votes and abstentions will also have the same effect as a vote against authorizing the proxy holders to vote to adjourn the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

Voting by Directors and Executive Officers

As of [•], 2006, the record date, the directors and executive officers of Duratek held and are entitled to vote, in the aggregate, 286,420 outstanding shares of our common stock, representing approximately 1.9% of the outstanding shares of our common stock. The directors and executive officers have informed Duratek that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” authorizing the proxy holders to adjourn or postpone, in their sole discretion, the special meeting to solicit additional proxies.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the authorization of the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement. The proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting at the discretion of the proxy holders. The persons appointed in the proxies as proxy holder are officers or directors of Duratek. Our management is not aware that any other matters are to be presented for action at the meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either: (i) advise our Corporate Secretary in writing, (ii) deliver a new proxy, (iii) submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or (iv) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Expenses of Proxy Solicitation

Duratek will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Duratek may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. In addition, Georgeson Shareholder Communications, Inc. will provide solicitation services to us for a fee of approximately $7,500 plus out-of-pocket expenses. Duratek will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

Once the special meeting has been called to order, the presiding officer for the meeting may adjourn or postpone the special meeting without notice by an announcement at the meeting. Alternatively, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters.  However, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, they will only be able to vote in favor of such adjournment or postponement.  Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Duratek stockholders who have already sent in their proxies to revoke them at any time prior to their use.  If another matter is presented at the adjournment or postponement which is properly presented at the special meeting or any such adjournment or postponement, the proxies will be voted FOR or AGAINST such other matters at the discretion of the proxy holders.

THE MERGER

Background of the Merger

As part of the ongoing evaluation of Duratek’s business, Duratek’s board of directors and management regularly evaluate Duratek’s long-term strategic objectives and alternatives, as well as prospects for continued operations as an independent company. Typically, Duratek’s management presents a strategic plan to Duratek’s board of directors on an annual basis, generally in the middle of the year. For the past several years, Duratek has revised and refined its strategic plans in light of industry developments and market factors affecting long-term stockholder value.

In 1995, a private equity investment group led by affiliates of The Carlyle Group purchased from Duratek and Duratek’s largest stockholder newly-issued convertible preferred stock, outstanding common stock and options to purchase additional newly-issued and outstanding common stock. Carlyle’s investment entitled it to elect a majority of Duratek’s board of directors and to own approximately half of Duratek’s common stock upon full conversion and exercise of Carlyle’s preferred stock and options. In the years following the Carlyle investment, Duratek’s board generally believed that Carlyle intended to hold its equity stake in Duratek as a long-term investment. However, the board was also aware of the fact that the Carlyle private equity fund that held the largest portion of Duratek’s equity was scheduled to terminate in the 2005 timeframe, and that the Carlyle fund could not continue to hold this investment indefinitely.

In early 2002, a potential strategic buyer in the nuclear industry expressed an interest in seeking to acquire all of Duratek’s outstanding common stock for cash. In response to this indication of interest, the board in April 2002 formed a special committee of directors independent of Carlyle to consider this possible transaction, and shortly thereafter, the committee engaged Credit Lyonnais Securities (USA), Inc. as its financial advisor. The financial advisor solicited a broad range of other potential strategic and financial buyers to determine whether there were other parties interested in a transaction with Duratek. Following this extensive process, only the initial strategic buyer submitted a proposal to acquire Duratek. The special committee and the board determined that this proposal was inadequate and did not pursue further negotiations based on the board’s view that a transaction was unlikely to result from any further efforts. Thereafter, in August 2002, the special committee determined to terminate efforts to identify a strategic or financial buyer for Duratek.

Following this process, and in light of the uncertainty created in the stock market by the perceived overhang of the Carlyle investment and Carlyle’s expected liquidity needs, Duratek’s management focused Duratek’s operating plan on enhancing growth of EBITDA and cash flow by seeking commercial services and federal services business opportunities with the most favorable profit margins, rather than attempting to maximize revenue growth at the expense of these other financial objectives. Through this operating plan, Duratek was able to effect substantial reductions in debt, to increase its cash position and, in December 2003, to propose to Carlyle the repurchase of a substantial portion of Carlyle’s investment in Duratek. On December 16, 2003, Duratek and Carlyle agreed to a repurchase of Carlyle’s convertible preferred stock for a total of $51.6 million, based on a purchase price of $9.74 per share of common stock, through a leveraged recapitalization that included a new $145 million credit facility.

Carlyle sold the balance of its investment in the open market by late 2004. Following the sale of Carlyle’s equity interest, and in conjunction with Duratek’s unusually strong operating results for the third quarter of 2004, Duratek’s stock price increased from $11.14 per share as of the close of trading on December 15, 2003 (the last trading day preceding the public announcement by Duratek of the repurchase of Carlyle’s convertible preferred stock) to $20.14 per share by the close of trading on October 20, 2004 (the date of public announcement by Duratek of its third quarter 2004 earnings). Duratek’s record results in the third quarter of 2004 were the result of a number of special factors, including higher incentive fees, rate recoveries and equitable adjustments recognized on certain federal service contracts; a reduction in the reserve for doubtful accounts; and additional revenue realized as a result of early termination of a fixed priced commercial services contract. After the record 2004 third quarter earnings and the complete exit of

Carlyle, Duratek’s stock price continued to increase to a high closing price of $28.07 per share on February 4, 2005. Then, following Duratek’s February 9, 2005, year-end earnings announcement, Duratek’s stock price on that day decreased to $22.46 per share as of the close of trading.

Having effected a leveraged recapitalization in December 2003, Duratek embarked on a revised strategic plan to increase revenue, EBITDA, and cash flow and to reduce its debt. During the two years ended December 31, 2005, Duratek prepaid approximately $44 million in debt. While Duratek’s management and the board recognized a number of opportunities within Duratek’s core businesses, at various times during 2005 Duratek’s management and board of directors also recognized that trends within Duratek’s core federal and commercial services businesses were making it more difficult for Duratek to predict when Duratek would be able to replace revenues from projects nearing completion, as well as to grow total revenues in the base business over the near term. In the federal service sector, Duratek management and the board observed that growing delays in the Department of Energy, or DOE, procurement process made it more difficult for Duratek to feel reasonably assured that it would attain new contracts in time to replace revenues that would be lost from ending projects. This was despite the fact that Duratek continued to anticipate that many new large DOE procurements would become available for it to bid on in the near future. In addition, management and the board observed that it was becoming more difficult to obtain new commercial contracts. Generally speaking, the commercial nuclear power industry’s trend toward nuclear power plant life extension and license renewal had reduced the number of large decommissioning projects expected in the near future compared to recent experience. In management’s and the board’s view, the combination of these trends in Duratek’s core businesses was likely to adversely affect the predictability of Duratek’s revenues over the near and longer term.

In early 2005, Duratek identified a specific company as a possible acquisition target or merger partner. If acquired, Duratek’s board and management believed that the combined entity could potentially be a stronger and more diversified nuclear service company. On April 18, 2005, Duratek’s board engaged Bear Stearns as a financial advisor to assist in the evaluation and structuring of this possible transaction. Following Bear Stearns’ solicitation of interest to the other company as to a possible business combination with Duratek, the company declined to enter into substantive discussions with Duratek. During 2005, Duratek sought informal discussions, as it has had in the past, with other entities whom might be potential merger partners or material acquisition prospects, but no substantive discussions ensued.

Also in early 2005, Robert E. Prince, President and Chief Executive Officer of Duratek, initiated general business relationship discussions with EnergySolutions (which was, at that time, called Envirocare of Utah) that led to informal discussions to explore whether EnergySolutions and Duratek might engage in a business combination of some sort, including a stock-for-stock merger that would result in the combined company remaining as a public company. EnergySolutions had recently been acquired by a private investor group led by Lindsay Goldberg & Bessemer, L.P., or LGB, Peterson Partners IV, L.P., and Creamer Investments, Inc., whereby LGB became the indirect controlling equity holder of EnergySolutions.

These discussions followed a meeting between Duratek management and LGB that occurred in late 2004 during which LGB had sought Duratek’s perspectives on the low-level radioactive waste, or LLRW, industry. In late February 2005, Mr. Prince and R Steve Creamer, President and Chief Executive Officer of EnergySolutions, together with Chip Everest, EnergySolutions’ Chief Financial Officer, and Lance Hirt and Andrew Weinberg, two members of EnergySolutions board of managers, held a meeting to discuss a possible business combination. On March 7, 2005, Duratek and LGB entered into a confidentiality and standstill agreement containing provisions with respect to, among other things, the confidentiality of information exchanged by the parties and the solicitation and hiring of each other’s employees.

On March 24, 2005, Duratek announced that it and its teammates were not successful in winning a large closure contract at the Idaho site of the Department of Energy, or DOE. Duratek’s announcement also stated that although the Idaho project represented a large opportunity, Duratek believed it had other opportunities in DOE cleanup as well as in the other markets it served. Duratek’s next significant DOE-related contract was not awarded until late 2005.

Informal discussions among Duratek, LGB and EnergySolutions occurred over the next several months following the execution by the parties of the March 7 confidentiality agreement. In preparation for the potential of more detailed discussions, on May 4, 2005, Duratek engaged Bear Stearns to assist in evaluating and potentially participating in discussions regarding a potential business combination between EnergySolutions and Duratek. In connection with these discussions, which continued until July 2005, LGB suggested a possible transaction structure in which the equity holders of EnergySolutions would acquire a controlling interest in Duratek through a stock-for-stock merger, and representatives of Duratek, EnergySolutions and LGB had a number of discussions and exchanged financial information about this and other transaction structures involving an exchange of stock. Ultimately, though, the parties were not able to agree on structure, governance, an exchange ratio or other terms of a business combination that management believed were consistent with expectations set by Duratek’s board.

On July 27, 2005, Mr. Prince and David Carlson, Senior Vice President of Duratek, presented to the board management’s annual strategic plan describing management’s evaluation of Duratek’s business opportunities over the 2006-2010 time frame. Messrs. Prince and Carlson informed the board that:

•       Duratek’s short term market position remained, in management’s terms, “good,” but could be improved;

•       Over a three-to-ten year time horizon, Duratek’s share of the market growth for LLRW would not support corporate growth objectives; therefore, Duratek should add capabilities and change its market position; and

•       The interests of Duratek’s stockholders would best be served by moving up and down the nuclear fuel cycle, and not into other business fields.

This strategic plan identified US LLRW as providing most of the current business. Messrs. Prince and Carlson also informed the board that it was management’s opinion that future expansion would require increased reliance on work in other points of the nuclear fuel cycle such as high-level radioactive waste, spent nuclear fuel, mill tailings, and “front end” (new fuel) support. In addition, significant new opportunities had been identified in the United Kingdom and China.

At the July 27, 2005 board meeting, the board also discussed a potential business combination with EnergySolutions. The board determined that it did not wish to pursue a transaction in which the equity holders of EnergySolutions would acquire a controlling interest in Duratek. And while the board did express a possible continued interest in a potential acquisition of EnergySolutions by Duratek, the board affirmed that it did not wish to place Duratek for sale and did not wish to consider any other change of control transaction at that time. Rather, the board determined to pursue management’s strategic plan and the objectives set forth in the plan. The board nevertheless recognized in discussions with management that uncertainties existed with respect to near term business awards in Duratek’s core commercial and federal services business, that new areas of market expansion targeted in the strategic plan entailed substantial execution risk and that Duratek’s long term prospects would depend on Duratek’s ability to maintain its current business and to fund and support new business areas.

After this board meeting Duratek terminated discussions with LGB and EnergySolutions concerning a possible strategic combination or transaction.

On September 22, 2005, Duratek announced that it expected 2005 revenues to be lower than previously announced as a result of a lower than anticipated level of new commercial work required to offset projects completed during the year, a lengthening of the sales cycle in Duratek’s federal services business, and the lack of international work awarded to date. Duratek also announced that it may moderately reduce its accelerated debt payoff target of $15 to $17 million for 2005. On September 22, 2005, the trading price for Duratek’s common stock decreased from $19.58 per share to an intra-day low of $16.11, and finally settled at a closing price of $17.31 per share, representing a decrease of over 11% in the stock price.

On September 23, 2005, Duratek received a letter from ENV Holdings LLC, the parent holding company of EnergySolutions, outlining an offer of $22.00 per share in cash to Duratek’s stockholders as consideration for the acquisition of Duratek by EnergySolutions. The letter stated that the offer was subject to due diligence and the negotiation of a definitive agreement. On September 23, 2005, the closing price of Duratek’s common stock was $17.85.

On September 27, 2005, Duratek’s board of directors, together with representatives of Bear Stearns and Hogan & Hartson L.L.P., Duratek’s outside legal counsel, held a meeting to discuss EnergySolutions’ $22.00 per share cash offer. Hogan & Hartson reviewed the board’s fiduciary duties under applicable law, and Bear Stearns presented summary financial information regarding Duratek and the EnergySolutions’ offer. Included in this presentation was a review of preliminary valuation considerations as well as a detailed review of strategic alternatives and other potential strategic and financial buyers. Following these discussions, the board reaffirmed its position that Duratek was not for sale and, that even if the board was interested in considering a possible sale of Duratek, the terms of the EnergySolutions offer did not warrant further consideration.

On September 29, 2005, Bear Stearns communicated to EnergySolutions that Duratek’s board had reaffirmed that Duratek was not for sale and that the board was not willing to engage in a transaction with EnergySolutions. During this conversation, EnergySolutions indicated a willingness, on a preliminary basis and subject to diligence, to raise its cash offer to $24.00 per share but no higher.

On October 2, 2005, counsel for EnergySolutions and Duratek held a conference call to discuss their preliminary regulatory analysis of a possible merger of EnergySolutions and Duratek.

On October 3, 2005, the Duratek board of directors held a meeting by teleconference. Mr. Prince and Robert Shawver, Executive Vice President and Chief Financial Officer of Duratek, and representatives of Bear Stearns and Hogan & Hartson participated in the discussion. Bear Stearns reported that EnergySolutions might be willing, on a preliminary basis and subject to diligence, to raise its cash offer to $24.00 per share. Bear Stearns provided the board with a presentation containing summary financial information regarding Duratek and the transaction proposed by EnergySolutions, including preliminary valuation considerations and a detailed review of strategic alternatives and other potential strategic and financial buyers. In addition, the board discussed regulatory issues that might have an impact on the certainty of closing a transaction.

At the October 3 meeting, the board also discussed the extent to which the acquisition of Duratek might be of interest to other strategic and financial buyers. The board discussed the limited universe of strategic buyers and the limited appetite of both strategic and financial buyers in acquiring Duratek based on Duratek’s past experience in seeking a buyer. The board also discussed management expectations for limited growth in the commercial LLRW business. The board further discussed the difficulty in predicting the timing of key new awards by the DOE likely limited the appeal of Duratek to other potential strategic and financial buyers. Additionally, the board considered the risk to current business and prospective business of initiating discussions with other potential strategic buyers that are partners or competitors on critical business projects. Moreover, the board discussed the risk of employee flight and Duratek’s dependence as a service business on numerous skilled employees. The board further discussed the risk of exploring a discussion with EnergySolutions versus engaging in discussions and allowing diligence access to multiple parties.

Following these discussions, the board determined that EnergySolutions’ $24.00 per share cash offer was not adequate and affirmed once again that Duratek was not for sale. The board, though, authorized Bear Stearns to engage in further discussions with EnergySolutions to determine whether EnergySolutions might be willing to increase its cash offer to a point where the board might be willing to consider the sale of Duratek.

On October 10, 2005, Duratek formally engaged Bear Stearns to advise the board of directors on the proposed acquisition by EnergySolutions.

On October 14, 2005, Admiral Bruce Demars, Chairman of the Board, Messrs. Prince, Shawver and Carlson and William Van Dyke, Senior Vice President of Duratek, met with representatives of EnergySolutions and LGB at Hogan & Hartson’s offices in Washington, D.C. during which management gave a management presentation to EnergySolutions and LGB and the parties discussed various aspects of the proposed transaction.

On October 24, 2005, LGB orally indicated to Bear Stearns that EnergySolutions was willing to raise its cash offer to $25.00 per share, but that EnergySolutions would not consider any further increases. Management, together with its financial advisors and legal counsel, continued to evaluate various aspects of a proposed transaction; however, the board did not take any specific action with respect to EnergySolutions’ $25.00 per share cash offer.

On October 26, 2005, the board, during its regularly scheduled meeting, again discussed the EnergySolutions proposal. Bear Stearns provided the board with a review of Bear Stearns’ recent discussions with LGB and EnergySolutions regarding the revised offer with respect to potential transaction consideration, as well as other material transaction terms. Additionally, Bear reviewed Duratek’s various strategic alternatives with the board of directors.

Also at this meeting, the board discussed potential regulatory issues and ways to reduce or shift these risks to EnergySolutions. Lawyers from Hogan & Hartson’s antitrust practice group reviewed with the board the process by which federal antitrust regulatory authorities would review the information submitted in response to the HSR Act and possible circumstances in transactions such as the one being contemplated under which the federal government might request additional information, initiate a regulatory investigation, or pursue legal remedies to delay or prevent a transaction or require divestiture of certain assets or other relief. Given the possible risks of a regulatory review process and that the transaction could possibly be delayed or challenged, as well as the potentially significant damage to Duratek’s business and stockholder value in such circumstances, the board viewed the ability to shift regulatory risk to EnergySolutions as a condition of moving forward with negotiations on other material transaction terms and asked management and the advisors to pursue this point further.

On October 27, 2005, Duratek announced its financial results for the third quarter of 2005, which compared unfavorably to record results for the third quarter of 2004. Losses incurred on two federal services contracts, lower margins realized in the commercial services and commercial processing businesses related to product mix changes, and lower revenues in the commercial services business due largely to a lower than anticipated level of new commercial work required to offset projects completed during the year negatively affected income from operations by approximately $3 million in total. On October 27, 2005, the trading price for Duratek’s common stock decreased from $18.00 per share to an intra-day low of $10.50, and finally settled at a closing price of $12.70 per share, representing a decrease of over 29% in the stock price.

Following discussions between Bear Stearns and EnergySolutions, and also between Duratek and EnergySolutions, on October 28, 2005, EnergySolutions indicated it was reassessing its offer of $25.00 per share for Duratek’s common stock.

On November 8, 2005, Duratek completed an internal analysis of prospects for its federal services and commercial businesses through 2008. This analysis, which followed a management review of the trends underlying the third quarter results, resulted in a lowering of revenue expectations over this time frame that in the case of Duratek’s federal services business, reflected delays in the award of future new business and, in the case of its commercial business, reflected a lower level of new business opportunities in the base business. Thus, internal expectations for revenues, profits and cash flows were reduced through 2008.

Also in November 2005, the parties started to discuss again the possibility of a transaction and Duratek provided its revised internal analysis of future business prospects to LGB and EnergySolutions. On November 22, 2005, management and the Chairman of the Board received a letter from EnergySolutions conveying a proposal to acquire all outstanding shares of Duratek for $22.00 per share in cash, which EnergySolutions stated was based upon reduced revenue expectations and anticipated synergies as a result of combining the companies. The letter again stated that EnergySolutions’ proposal was subject to satisfactory completion of due diligence and negotiation of a mutually acceptable definitive merger agreement. On November 22, 2005, the closing price of Duratek’s common stock was $16.27 per share.

On December 2, 2005, Duratek’s board of directors held a telephonic meeting to discuss the revised EnergySolutions proposal received on November 22, 2005. At the December 2, 2005 meeting, Bear Stearns made a financial presentation regarding the EnergySolutions November 22 offer. Mr. Prince also updated Duratek’s board of directors regarding Duratek’s strategic forecast in light of developments during Duratek’s third quarter. In addition, Bear Stearns provided the board with a presentation containing summary financial information regarding Duratek and the transaction proposed by EnergySolutions, including an updated assessment of valuation considerations pertaining to the revised offer as compared to the offer of $25.00 per share made on October 24.

In the presentations before the board on December 2, Bear Stearns compared the $22.00 per share offer with expected Duratek valuations over the near term as well as provided a benchmarking analysis of Duratek’s projected financial performance relative to consensus equity research estimates for its peers. Following discussion with Duratek’s advisors, the board of directors met in executive session to review the EnergySolutions offer. The board discussed the negative market reaction to Duratek’s third quarter earnings announcement and the possibility of future adverse market reaction to earnings and revenue volatility. The board noted that the need to replace projects nearing completion with new projects, some potentially in new lines of business, would likely increase the volatility of (and potential for decreases in) earnings and revenue over the near and short term, potentially resulting in even further adverse market reaction to Duratek’s quarter-to-quarter performance and further stock price decreases. The board also discussed the premium over recent market prices represented by the $22.00 per share offer.

Based in part on (a) the premium over recent market prices represented by the $22.00 per share offer, (b) its assessment of the apparent financial strength of EnergySolutions, (c) the continued challenges to Duratek of succeeding in the implementation of its strategic plan, (d) the near term challenges of adding new business to replace business being completed and the need to further expand revenues, and (e) the potential for adverse market reaction to quarter-to-quarter fluctuations in Duratek’s operating results, the board determined that the financial aspects of the EnergySolutions proposal were likely to be the most favorable financial terms reasonably available to Duratek. Accordingly, the board determined that it would favor further discussions between the parties, subject to obtaining further assurance as to the ability of the parties to satisfy any regulatory impediments to the consummation of the transaction.

In determining that the financial terms presented by the $22.00 per share EnergySolutions offer were likely the most favorable financial terms reasonably available to Duratek, the board considered, among other things, (a) that based on Duratek’s previous efforts to seek a strategic or financial buyer, the board did not believe that another offer from a strategic or financial buyer was likely, (b) the likelihood that any financial buyer would not be able to offer a price competitive with a strategic buyer like EnergySolutions, (c) that even if the board were to eventually approve an offer from EnergySolutions, the board should have the ability under the terms of a merger agreement to accept a subsequent unsolicited higher bid from a third party, subject to the payment of a termination fee, (d) that EnergySolutions had previously withdrawn an offer based on a reduction in Duratek’s earnings, and (e)  that, in this context, the risks of continuing to seek an enhanced proposal from EnergySolutions, and in particular, the risk that EnergySolutions might break off negotiations, outweighed the benefits likely to be achieved by continuing to seek a higher price.

The board then directed management and Bear Stearns to continue discussions with EnergySolutions on an acquisition structure that focused on the certainty of closing and protections to Duratek if a transaction did not close. In particular, the board required that any such transaction needed to include mechanisms to ensure that EnergySolutions would assume the risk that the transaction could not be completed within a reasonable timeframe due to regulatory reasons and to encourage Duratek’s employees to remain with Duratek during the pendency of the merger (and thereafter if the merger was not completed). The board required management to obtain further assurance on these points prior to proceeding with any further negotiation or consideration of the offer. Moreover, in its consideration of the EnergySolutions offer, the board continued to assess whether the financial and other terms of the EnergySolutions offer were in the best interests of Duratek’s stockholders as compared to remaining an independent company, even if adequate assurances could be obtained regarding regulatory risks to closing and employee retention if a transaction did not close.

Following the board meeting, Bear Stearns contacted EnergySolutions to review the Duratek board of directors’ position and EnergySolutions indicated that it was willing to discuss reasonable mechanisms to address any regulatory concerns Duratek might have, including a reverse break-up fee, and concerns regarding employee retention, all as a part of the overall discussion regarding EnergySolutions’ revised proposal.

On December 6, 2005, Hogan & Hartson provided to Weil Gotshal & Manges LLP, EnergySolutions’ outside legal counsel, a proposal regarding mechanisms to address Duratek’s regulatory concerns, including a reverse break-up fee. Throughout the month of December 2005, Duratek and EnergySolutions and their respective legal counsel and financial advisors continued negotiations regarding this matter and discussed employee retention as well.

On December 14, 2005, Duratek’s board of directors discussed the proposed transaction during a regularly scheduled board meeting and received an update from management on the status of discussions of key matters under negotiation. The board authorized further discussions.

On December 21, 2005, EnergySolutions submitted a letter to Duratek outlining a possible resolution to the discussions regarding Duratek employee retention matters and regulatory matters. As to regulatory matters, EnergySolutions acknowledged that if the transaction did not close within twelve months because of certain regulatory reasons, EnergySolutions would be prepared to pay to Duratek a reverse break-up fee as well as provide a prepayment credit for waste disposal services to be performed by EnergySolutions over a three-year period.

On January 3, 2006, Duratek and EnergySolutions and their respective legal counsel met in person at Hogan & Hartson’s offices in Washington, D.C., to continue their discussions on mechanisms to address the concerns of Duratek’s board of directors.

On January 6, 2006, EnergySolutions submitted a letter to Duratek outlining the basic understanding between EnergySolutions and Duratek regarding the employee retention matters and a proposal to address the reverse break-up fee and prepayment credit for waste disposal services.

On January 7, 2006, legal counsel for EnergySolutions delivered to Duratek a draft merger agreement. From January 8, 2006 through February 6, 2006, Duratek’s legal counsel and financial advisors continued to negotiate the terms and conditions of the merger agreement with EnergySolutions’ legal counsel and financial advisors.

On February 1, 2006, the Duratek board of directors held a special meeting at Hogan & Hartson’s offices in Washington, D.C. (all members were present in person except for Alan Fohrer who participated by telephone). At this meeting, Bear Stearns provided an update to the Duratek board of directors of the financial analysis and valuation considerations it had provided to the board on December 2, 2005. In addition, Hogan & Hartson and Mr. Prince updated the board of directors on the negotiations with

EnergySolutions as well as the various regulatory matters with respect to the transaction. This meeting followed a regular meeting of the compensation committee of the board of directors in which the committee took certain actions with respect to 2005 executive compensation, recommended the adoption of short term executive/key leader incentive arrangements for 2006, and recommended various executive officer employment agreement amendments and officer retention and severance agreements. See “—Interests of Duratek’s Directors and Executive Officers in the Merger—Employment, Retention and Severance Agreement.”

The board of directors met again on February 6, 2006. Bear Stearns reviewed with the Duratek board its presentation detailing the financial analysis and valuation considerations pertaining to the EnergySolutions offer of $22.00 per share. In conjunction with this presentation, Bear Stearns delivered orally and in writing its opinion that, as of February 6, 2006, the consideration to be paid to the holders of Duratek common stock in connection with the EnergySolutions  acquisition was fair to such holders from a financial point of view. The full text of Bear Stearns’ opinion is attached as Annex C to this proxy statement. Following further deliberation, and based upon the discussions between the Duratek board and their advisors over this period, and the factors set forth in the section entitled “—Reasons for the Merger” beginning on page 25 of this proxy statement, the board of directors unanimously approved and declared advisable, fair to and in the best interests of Duratek and its stockholders the merger, the merger agreement and the transactions contemplated by the merger agreement and unanimously recommended that Duratek’s stockholders vote to adopt the merger agreement. Also at the February 6 meeting, the board of directors adopted the recommendations of the compensation committee approving changes to Duratek’s compensation arrangements with certain of its executive officers.

On February 6, 2006, Duratek and EnergySolutions executed the merger agreement and a related agreement setting forth the terms of the prepayment credit for waste disposal services agreed to by the parties (See “The Merger Agreement—Amendment to Disposal Agreement”). Subsequently, on February 7, 2006, Duratek and EnergySolutions issued press releases announcing the execution of the merger agreement.

Reasons for the Merger

After careful consideration, our board of directors has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Duratek and its stockholders.

Our board of directors recommends that Duratek’s stockholders vote “FOR” the adoption of the merger agreement. In the course of reaching its decision to approve the merger agreement, our board of directors consulted with Duratek’s financial and legal advisors and considered a number of factors, including each of the following which it believes supports its decision:

•       The board believes that the merger is more favorable to stockholders than any other alternative reasonably available to Duratek and its stockholders, including the benefits that could reasonably be obtained by Duratek stockholders from continuing Duratek’s operation as a free-standing public company.

•       The board does not believe that continued execution of Duratek’s present business strategy would provide greater value to stockholders within a timeframe and risk profile comparable to that in which the merger would be completed.

•       In approving the merger, the board reviewed the current and historical market prices of Duratek’s common stock, including the market price of Duratek’s common stock relative to those of other industry participants and general market indices, the fact that the cash merger price of $22 per share represented premiums of approximately 25.7% to the closing price on February 6, 2006, the last trading day before Duratek announced it had entered into a definitive acquisition agreement, approximately 34.5% to the average closing price of Duratek’s common stock for the 30 trading days prior to February 6, 2006 and approximately 17.9% to the highest closing price for Duratek’s common stock during the 90-day period prior to February 6, 2006.

•       While Duratek’s common stock had, in the prior 18 months, traded in excess of $22 per share and up to $28.07 per share, the board of directors did not consider that a stock price in excess of $22 per share was probable in a reasonable timeframe based on Duratek’s current earnings, revenues or projections.

•       The board believes that the merger price of $22 per share and other protections obtained in the merger agreement represent an attractive opportunity for Duratek’s stockholders to receive a premium with respect to their shares of common stock when compared to recent trading prices for Duratek’s common stock and what the board believes are the future prospects and associated risks of Duratek as an independent public company.

•       Subject to compliance with the terms and conditions of the merger agreement, Duratek is permitted to terminate the merger agreement, prior to stockholder approval of the merger, in order to approve an alternative transaction proposed by a third party that is more favorable to Duratek stockholders, upon the payment to EnergySolutions of a $8.625 million termination fee (representing approximately 2.5% of the total equity value of the transaction) (see “The Merger Agreement—Termination” and “The Merger Agreement—Fees and Expenses”).

•       It was important to the board that the merger consideration is all cash, so that the transaction allows Duratek’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares.

•       The board believes that continued operation as a free-standing public company under Duratek’s current business strategy presents a number of risks, including:

•        Changes in the outlook for commercial contracts in response to trends in the commercial nuclear power industry, including plant life extensions and reduced decommissioning and decontamination projects;

•        Uncertainties faced by Duratek in competing for larger government contracts when compared to larger competitors with substantially greater experience and resources, and from competition with new entrants and from enterprises who benefit from various recent Department of Energy preferences for small business enterprises as sub-contractors; and

•        Potential uncertainties to be faced by Duratek in pursuing organic growth, particularly with respect to international business opportunities and opportunities to provide services with respect to other portions of the nuclear fuel cycle, as well as pursuing any growth by acquisition.

•       The board noted the historical volatility in Duratek’s stock price and the period-to-period variability in operating results. The board considered that the stock market might not fully reward favorable future performance relative to short-term and long-term objectives, while conversely “punishing” Duratek’s stock price for failing to achieve short-term objectives. In particular, the board considered the market reaction to Duratek’s results in the third quarter of 2005. In this regard, the board viewed the cash consideration in the merger as a means of protecting stockholders from the risk that Duratek’s stock price would likely continue to be volatile and may be subject to future reductions.

•       The board believes that EnergySolutions is a desirable purchaser because it has both a strong strategic interest in pursuing an acquisition and a strong financial capacity to complete the acquisition. In this regard, the board noted the fact that, during the past three years, no other firm offer had been made for the merger or consolidation of Duratek, the sale or transfer of all or a substantial portion of the assets of Duratek or a purchase of Duratek’s securities that would enable the holder to exercise control of Duratek.

•       The board reviewed the financial terms of the proposed leveraged acquisition by EnergySolutions with its financial advisors. The board believes that the financial strength of EnergySolutions, and the fact that the merger is not subject to a financing contingency, make the merger attractive when compared to any leveraged acquisition that hypothetically might be structured solely on the financial position of Duratek.

•       The board reviewed closely the financial presentation of Bear Stearns, including its opinion as to the fairness as of the date thereof, from a financial point of view, of the consideration to be paid to the holders of Duratek’s common stock in the merger (see “The Merger—Fairness Opinion of Bear, Stearns & Co., Inc.”).

•       The board took into account the efforts made by Duratek and its advisors to negotiate and execute a merger agreement containing terms favorable to Duratek.

•       In addition to the provision of the merger agreement described above permitting Duratek to terminate the merger agreement, prior to stockholder approval of the merger, in order to approve an alternative transaction proposed by a third party that is more favorable to Duratek stockholders, upon the payment to EnergySolutions of a termination fee, the board considered the following provisions of the merger agreement and consequences of the merger, among others, as significant in its decision to approve the merger:

•        the availability of appraisal rights to holders of Duratek’s common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” and Annex D);

•        the fact that if the merger cannot be closed or is delayed for longer than twelve months due to certain regulatory or legal restrictions, EnergySolutions has agreed to pay a “reverse break-up fee” of $5 million in cash to Duratek and to provide a prepayment credit of $12 million to one of Duratek’s subsidiaries for waste disposal services performed by EnergySolutions under an existing commercial contract between the parties; thus reducing the risk to Duratek’s stockholders if the transaction is not consummated because of certain regulatory reasons;

•        the commitment made by EnergySolutions to provide (for one year from the closing date) employees of Duratek, with a level of salary and benefits (other than equity-based compensation) at least substantially similar, in the aggregate, to the level of salary and benefits that was provided to employees immediately prior to the merger, so long as any such employee remains with Duratek; and

•        the willingness of EnergySolutions to permit a significant group of Duratek employees to have the benefit of severance and retention arrangements, which Duratek’s board of directors believes is useful in support of a successful transaction closing and would also benefit Duratek in the event, however unlikely, that the merger does not close (See “—Interests of Duratek’s Directors and Executive Officers in the Merger—Employment, Retention and Severance Agreements”).

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•       the risks and costs to Duratek if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential termination fee to be paid to EnergySolutions by Duratek, and the potential effect on business and customer relationships;

•       the fact that following the merger Duratek will no longer exist as an independent, standalone company and Duratek’s stockholders will not participate in any future earnings or growth of Duratek and will not benefit from any appreciation in value of Duratek;

•       the fact that Duratek’s directors and executive officers may have interests in the transaction that are different from, or in addition to, those of Duratek’s other stockholders;

•       the restrictions on the conduct of Duratek’s business prior to the completion of the merger, requiring Duratek to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Duratek from undertaking business opportunities that may arise pending completion of the merger; and

•       the fact that any gains in an all cash transaction would be taxable to Duratek’s stockholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth a summary of the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of Duratek’s Board of Directors

After careful consideration and by unanimous vote of all members of our board of directors, our board of directors:

•       has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement;

•       has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Duratek and its stockholders; and

•       unanimously recommends that Duratek’s stockholders vote “FOR” the adoption of the merger agreement.

Fairness Opinion of Bear, Stearns & Co. Inc.

Pursuant to an engagement letter dated October 10, 2005, Duratek retained Bear Stearns to act as its financial advisor with respect to a possible sale of Duratek. In selecting Bear Stearns, Duratek’s board of directors considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the government and commercial services industry and with substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the February 6, 2006 meeting of Duratek’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of February 6, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the per share consideration to be received was fair, from a financial point of view, to Duratek stockholders. Bear Stearns consents to the use of its written opinion and the related disclosure in this proxy statement.

The full text of Bear Stearns’ written opinion is attached as Annex C to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, the matters considered and qualifications and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion, and Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•       was provided to Duratek’s board of directors for its benefit and use;

•       did not constitute a recommendation to the board of directors of Duratek or any holder of shares of Duratek common stock as to how to vote in connection with the merger; and

•       did not address Duratek’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Duratek or the effects of any other transaction in which Duratek might engage.

Duratek did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•       reviewed the merger agreement;

•       reviewed Duratek’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, its preliminary results for the quarter and year ended December 31, 2005 and its Current Reports on Form 8-K since December 31, 2004;

•       reviewed certain operating and financial information relating to Duratek’s business and prospects, including projections for the five years ended December 31, 2010 (the “Duratek projections”), all as prepared and provided to Bear Stearns by Duratek’s management;

•       met with certain members of Duratek’s senior management to discuss Duratek’s business, operations, historical and projected financial results and future prospects;

•       reviewed the historical prices, trading multiples and trading volumes of the shares of Duratek common stock;

•       reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Duratek;

•       reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Duratek;

•       performed discounted cash flow analyses based on the Duratek projections; and

•       conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Duratek or obtained by it from public sources, including, without limitation, the Duratek projections referred to above. With respect to the Duratek projections, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Duratek as to the expected future performance of Duratek. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the Duratek projections, and Bear Stearns further relied upon the assurances of the senior management of Duratek that they were unaware of any facts that would make the information and Duratek projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Duratek, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Duratek.

Bear Stearns did not express any opinion as to the price or range of prices at which shares of Duratek common stock would trade subsequent to the announcement of the merger.

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to Duratek’s board of directors in connection with rendering its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Bear Stearns, and the order of analyses described does not represent the relative importance or weight given to the analyses performed by Bear Stearns.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Bear Stearns performed its financial analyses using the Duratek projections. The base case model (the “base case”) represents management’s expectations of Duratek’s financial performance for the five years ended December 31, 2010. Duratek management also prepared a risk-adjusted model (the “risk-adjusted case”) that modified certain of the assumptions within the base case to give additional weighting to the downside variability, risks and uncertainties of certain key assumptions within the base case model. The risk-adjusted case assumed the impact of increased competitive pressures in the industry and a lower federal contract win rate than the base case, and also assumed delays in the timing of large upcoming federal projects that were not assumed in the base case. For the five years ended December 31, 2010, the base case model assumed higher revenue growth and some margin expansion, while the risk-adjusted case assumed lower revenue growth and no margin expansion.

Comparable Public Company Trading Analysis.   Bear Stearns reviewed and compared specific financial and operating metrics relating to Duratek with that of selected publicly traded companies that Bear Stearns deemed comparable to Duratek. Bear Stearns chose the companies used in the Comparable Public Company Trading Analysis based on their similar business profiles and operating characteristics.

The chosen companies were then further broken down into two different tier groups, with Tier I consisting of companies that had a more similar size and focus on specialized waste services, and Tier II consisting of companies that were larger and more diversified in scope, but with a similar reliance on federal project revenue streams. For Duratek, Bear Stearns included in its review the following comparable public companies:

Tier I

•       American Ecology Corporation

•       Clean Harbors, Inc.

Tier II

•       Fluor Corporation

•       Jacobs Engineering Group, Inc.

•       URS Corporation

•       Washington Group International, Inc.

For each of the comparable companies listed above, Bear Stearns analyzed multiples of enterprise value (which is referred to as EV and is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock) divided by estimated (i) revenue, (ii) earnings before interest, income taxes, depreciation and amortization (which is referred to as EBITDA), and (iii) earnings before interest and taxes (which is referred to as EBIT), for the calendar year ending December 31, 2006. Bear Stearns also analyzed multiples of each company’s stock price divided by estimated earnings per share (which is referred to as EPS) for the calendar year ending December 31, 2006. This analysis was compiled using First Call consensus Wall Street research estimates of revenue, EBITDA, EBIT and EPS for the calendar year ending December 31, 2006. Bear Stearns calculated the following range of multiples for the above comparable public companies:

Tier I

Multiple	High	Low	Mean	Median
EV/2006E Revenue	2.87x	0.84x	1.86x	1.86x
EV/2006E EBITDA.	8.3x	6.3x	7.3x	7.3x
EV/2006E EBIT	14.3x	11.3x	12.8x	12.8x
Price/2006E EPS	20.0x	14.9x	17.4x	17.4x

Tier II

Multiple	High	Low	Mean	Median
EV/2006E Revenue	0.68x	0.32x	0.52x	0.54x
EV/2006E EBITDA.	14.0x	7.6x	10.9x	10.9x
EV/2006E EBIT	16.3x	8.5x	12.5x	12.7x
Price/2006E EPS	28.4x	17.8x	23.5x	24.0x

Based on the range of EV/2006E EBITDA multiples of the comparable public companies, Bear Stearns calculated a base case implied per share equity value reference range for Duratek of $18.48 to $25.98 and a risk-adjusted case range of $17.22 to $24.28.

Bear Stearns compared the multiples of the comparable companies to the multiples for Duratek at the proposed transaction price of $22.00 per share. The following represents Duratek’s implied multiples based on its calendar year 2006E revenue, EBITDA, EBIT, and EPS as provided in the Duratek projections:

Base Case

•       EV/2006E Revenue: 1.41x

•       EV/2006E EBITDA: 8.2x

•       EV/2006E EBIT: 10.5x

•       Price/2006E EPS: 17.5x

Risk-Adjusted Case

•       EV/2006E Revenue: 1.41x

•       EV/2006E EBITDA: 8.7x

•       EV/2006E EBIT: 11.3x

•       Price/2006E EPS: 18.9x

Bear Stearns observed that Duratek’s implied enterprise value and equity value multiples based on the proposed transaction price of $22.00 per share were in line with the range of trading multiples for comparable public companies.

Selected Comparable Precedent Transactions Analysis: Bear Stearns reviewed seven selected comparable precedent merger and acquisition transactions (which are referred to as the comparable transactions) involving government and commercial services companies as a means of comparison for the transaction. Bear Stearns selected these precedent transactions based on the reasonably similar business profiles and operating characteristics of the target companies in comparison with Duratek. The precedent transactions selected include the following:

•       Newalta Income Fund/PSC Industrial Services Canada Inc. (announced December 9, 2005)

•       Lindsay Goldberg & Bessemer/Envirocare of Utah, LLC (announced December 15, 2004)

•       Veritas Capital/DynCorp International LLC (announced December 12, 2004)

•       Computer Sciences Corporation/DynCorp International LLC (announced December 13, 2002)

•       Roper Industries, Inc./Zetec, Inc. (announced August 1, 2002)

•       URS Corporation/EG&G Technical Services (announced July 17, 2002)

•       Duratek/Waste Management Nuclear Services (announced March 29, 2000)

Bear Stearns analyzed the implied transaction EV multiples in these comparable transactions as a multiple of the forward projected EBITDA for the twelve-month period post-transaction as forecasted by Wall Street equity research and other available sources on or just prior to the date of the transaction, which is referred to as Forward EBITDA. These comparable transaction multiples were compared with the same multiple implied in the proposed merger based on the Duratek projections and assuming a $22.00 per share purchase price for Duratek common stock.

The comparable transactions reflected mean, median and high EV/Forward EBITDA multiples of 6.4x, 6.4x and 10.1x respectively. Bear Stearns calculated an implied per share equity price value reference range for Duratek of $15.48 to $21.48 for the base case and $14.40 to $20.05 for the risk-adjusted case, based on comparable transaction multiples ranging from 6.0x to 8.0x EV/Forward EBITDA. This implied per share equity value reference range compares with the proposed transaction price of $22.00 per share for Duratek, which represents an implied base case multiple of 8.2x EV 2006E EBITDA and an implied risk-adjusted case multiple of 8.7x EV 2006E EBITDA.

Discounted Cash Flow Analysis: Bear Stearns performed a discounted cash flow analysis of Duratek for the purpose of determining the estimated equity value range of Duratek. In conducting this analysis, Bear Stearns used the projected after-tax unlevered free cash flows for Duratek based on the Duratek base case and risk-adjusted case models plus its terminal value, calculated as a multiple of 6.0x to 8.0x terminal period forward projected EBITDA, and discounted these items to determine the present value using a range of discount rates that corresponded to Duratek’s estimated weighted average cost of capital, which is referred to as WACC, during that period. Bear Stearns used a range of WACCs of 11.5% to 14.5%, which was based on an unlevered beta range of 0.95 to 1.15 (determined by observing Duratek’s and comparable public companies’ historical and projected betas). Based on this analysis, Bear Stearns calculated an implied per share equity value reference range for Duratek of between $17.51 to $24.66 for the base case and $14.30 to $20.17 for the risk-adjusted case. This compares to the proposed transaction price of $22.00 per share.

Consensus Wall Street Research Price Target Analysis: In reviewing current Wall Street research estimates for Duratek, Bear Stearns observed that two of three firms providing equity research coverage as of February 2, 2006 reported 52-week stock price targets for Duratek. These 52-week stock price estimates were $16.00 and $22.00, respectively.

Premium Paid Analysis: Bear Stearns compared the premium proposed to be paid in the merger with premiums paid in domestic change of control mergers and acquisitions transactions announced in the last five years with transaction values between $300 and $500 million. Bear Stearns calculated the premium per share paid by the acquirer with the share price of the target prevailing 1-day, 1-week, and 1-month prior to the announcement of the transactions. Bear Stearns observed that mean premiums for this transaction universe were 31.9%, 37.6% and 50.6%, respectively.

These observed premiums were compared with the premiums implied in the proposed transaction as of February 2, 2006 of 29.3%, 25.4% and 32.1% for the 1-day, 1-week and 1-month periods, respectively.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the per share consideration to be received by holders of Duratek common stock. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

None of the public companies used in the comparable company analysis described above are identical to Duratek, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Duratek and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The form and amount of consideration payable in the merger were determined through negotiations between Duratek and EnergySolutions and were approved by the board of directors of Duratek. The Bear Stearns opinion was just one of the many factors taken into consideration by Duratek’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Duratek’s board of directors with respect to the fairness of the consideration to be received by holders of Duratek common stock.

Pursuant to the terms of Bear Stearns’ engagement letter, Duratek has agreed to pay Bear Stearns a cash fee of approximately $5.2 million, payable upon completion of the merger. In addition, a fee of $500,000 was payable to Bear Stearns upon rendering of its fairness opinion, which will be credited against the fee payable upon completion of the merger. Duratek has also agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. Duratek has agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement. Except as described above, Duratek has not paid Bear Stearns any other fees during the past two years.

Bear Stearns has been previously engaged by Duratek to provide certain investment banking and financial advisory services for which Bear Stearns would have received customary fees had such transactions been consummated. Bear Stearns has business relationships with certain affiliates of LGB, an affiliate of EnergySolutions, in matters unrelated to the merger, for which Bear Stearns would expect to receive customary compensation.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Duratek, EnergySolutions and/or other entities affiliated with LGB, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Operations of Duratek Following the Merger

If the merger agreement is adopted by Duratek’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Duratek, with Duratek being the surviving corporation. Following the merger, Duratek will be a wholly-owned subsidiary of EnergySolutions. If the merger is completed, Duratek’s stockholders will have no ongoing ownership interest in the continuing business of Duratek.

Financing

In connection with the merger, EnergySolutions will cause approximately $345 million in cash to be paid to our stockholders and holders of stock options. In addition, EnergySolutions and/or its subsidiaries will refinance our outstanding bank debt, which, as of December 31, 2005, consisted of approximately $77.5 million of outstanding borrowings and letter of credit obligations under our credit facility. These payments are expected to be funded by a combination of debt to be provided by a group of lenders led by Citigroup, cash held by Duratek and EnergySolutions and equity provided to EnergySolutions by the indirect owners of EnergySolutions.

EnergySolutions has received a commitment letter from Citigroup North America, Inc. and affiliates pursuant to which Citigroup has committed to provide EnergySolutions and/or its subsidiaries with additional debt financing in the aggregate amount of up to $230 million. The funds to be borrowed pursuant to the commitment letter are to be secured by, among other things, first and second priority liens on substantially all of the assets of Duratek, EnergySolutions and their respective subsidiaries. The commitment is, among other things, conditioned on the merger being consummated by August 31, 2006 (or if HSR Act approval has not been obtained by such date, by February 6, 2007) and other customary conditions. In addition, the commitment is conditioned on, among other things, the absence of any material adverse effect (as defined in the merger agreement) since December 31, 2004. See “The Merger Agreement—Representations and Warranties.”

The merger agreement does not contain a financing condition, and EnergySolutions’ obligation under the merger agreement to complete the merger and to pay the aggregate merger consideration is not conditioned on EnergySolutions obtaining third-party financing.

With certain exceptions, we have agreed to provide, and to cause our subsidiaries and their representatives to provide, all reasonable assistance and cooperation in connection with the arrangement of financing as may be reasonably requested by EnergySolutions.

Interests of Duratek’s Directors and Executive Officers in the Merger

In considering the recommendation of Duratek’s board of directors, Duratek’s stockholders should be aware that Duratek’s executive officers and members of its board of directors may have interests in the transaction that are different from, and/or may be in addition to, the interests of Duratek stockholders generally. These interests may present the directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

•       unvested stock options for Duratek common stock held by our directors and executive officers will become immediately exercisable and all outstanding options (including previously unvested options) will be cancelled at the effective time of the merger in exchange for payments under the merger agreement;

•       our executive officers and certain members of senior management are entitled to receive cash severance payments and other benefits if their employment is terminated or adversely affected under certain circumstances following the merger;

•       in connection with the merger, Duratek will terminate the Duratek Deferred Compensation Plan and will cause all accounts thereunder to be paid out to participants in cash following the merger; and

•       the merger agreement provides for indemnification for our directors and executive officers with respect to any claims or liabilities arising out of their positions with Duratek prior to the merger and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Duratek for a period of six years following the merger.

Duratek’s board of directors was aware of these different and/or additional interests and considered them, among other matters, in the board’s evaluation and negotiation of the merger agreement and concluded that, in light of the terms of the merger, the interests of Duratek stockholders and the fact that the arrangements giving rise to these interests were reasonable, the merger agreement is in the best interest of Duratek stockholders. In addition, Duratek stockholders should note that, other than with respect to the payment of cash in respect of option shares underlying stock options held by members of the board of directors, the members of the board of directors (except Robert E. Prince who is expected to have a continuing role in the surviving corporation) are independent of and have no economic interest or expectancy of an economic interest in EnergySolutions or its affiliates, and will not retain an economic interest in the surviving corporation or EnergySolutions following the merger.

Duratek Stock Options

As of the record date, there were [•] shares of Duratek common stock subject to options granted to our directors and executive officers. The merger agreement provides that all outstanding unvested options for Duratek common stock (including those held by our executive officers and directors) will vest and that all options (including previously unvested options) will be converted into the right to receive, on a per option share basis, the excess, if any, of the $22.00 per share merger consideration over the exercise price payable in respect of the common stock issuable under such option.

The following table sets forth, as of March 31, 2006, for each of Duratek’s executive officers and directors: (i) the number of shares of common stock underlying currently exercisable options, (ii) the number of shares of common stock underlying options that will become immediately exercisable as a result of the merger and (iii) the total consideration that such persons will receive in respect of their vested and unvested options as a result of the merger.

	Number of shares underlying currently exercisable options	Number of shares underlying options that will become immediately exercisable as a result of the merger	Total consideration (2)
Directors:
Admiral Bruce DeMars	3,200	12,800	$0
Michael J. Bayer	4,800	9,200	$87,100
Alan J. Fohrer	4,800	9,200	$84,600
George V. McGowan	36,800	17,200	$721,450
Admiral James D. Watkins	16,800	17,200	$403,830
Robert E. Prince(1)	246,578	52,200	$4,228,367
Executive Officers:
Robert F. Shawver	50,300	38,200	$996,506
Admiral Joseph G. Henry	1,600	6,400	$0
William M. Bambarger, Jr.	3,480	7920	$111,690
Craig T. Bartlett	7,480	7,720	$174,314
C. Paul Deltete	67,600	30,400	$1,264,475
William R. Van Dyke	32,600	33,400	$762,592
Michael F. Johnson	12,600	28,400	$405,970
Diane L. Leviski	19,080	8,320	$330,665
Regan E. Voit	25,560	17,240	$546,020
Willis W. Bixby, Jr.	10,320	7,080	$218,180
All Directors and Executive Officers as a group	543,598	302,880	$10,335,760

(1)   Mr. Prince also serves as President and Chief Executive Officer of Duratek.

(2)   Reflects the value of “in-the-money” options for which the $22.00 per share merger consideration exceeds the exercise price of the option. Does not reflect the deduction of applicable withholding taxes. No options have been awarded to directors or executive officers since February 15, 2005, when options were issued to directors and executive officers at an exercise price of $22.33 per share.

Employment, Retention and Severance Agreements

In February, 2005, the compensation committee of the board of directors of Duratek began to discuss the review and redesign of Duratek’s compensation and short and long-term incentive programs for senior executives and other managerial personnel. After reviewing the capabilities of a number of independent compensation consultants, in May 2005, the compensation committee engaged Hewitt Associates, Inc., an internationally recognized executive consulting firm. This Hewitt Associates engagement was on customary terms.

Hewitt Associates conducted a study of Duratek’s programs for compensating its senior executives and other managerial personnel. This study compared Duratek’s compensation levels with other companies in Duratek’s industries and with that of companies with revenue similar to Duratek. The study analyzed salaries, bonuses and long-term incentives. The compensation committee considered the results of this study as part of its determination as to what it believed would be a fair compensation program in view of Duratek’s earnings, returns and other corporate goals.

Through February 1, 2006, the compensation committee worked with Hewitt Associates and Duratek’s management to review current compensation programs and design new programs that (1) were best designed to align management and stockholder interests, (2) would provide short and long term awards partly in cash and partly in stock, and (3) would reduce the dilutive effect of a compensation program that was more heavily weighted with stock options and other forms of equity-based compensation. The compensation committee’s philosophy was to concentrate the use of equity incentives with more senior executives who might have the ability and intent to retain stock that became vested under equity awards, while more broad based plans might consist of cash award plans that were designed to meeting shorter and longer term financial performance targets. During this period, the compensation committee met on five occasions, with Hewitt Associates representatives participating in each meeting.

As a consequence of the merger proposal from EnergySolutions, the compensation committee decided not to implement comprehensive compensation program changes that otherwise would have been made if Duratek were to remain as an independent company. Instead, the compensation committee recommended and the board adopted a cash incentive program for executive officers and key leaders that would provide an additional cash incentive for 2006 performance only, based on achievement of an EBITDA target, in lieu of equity grants that might have been made under prior plans or revised equity plans that would have been adopted but for the merger.

This process also provided the compensation committee with perspectives about Duratek’s executive compensation compared to other comparable companies through comparison with information available from Hewitt’s databases for a selected group of companies that we believe are some of our competitors in recruiting the best executives. The compensation committee used this information in considering employment, incentive and retention issues arising in connection with the merger negotiations and to support a decision to make certain changes to compensation arrangements for certain executive officers to bring them more closely in line with comparable company data reviewed by the compensation committee for the purpose of ensuring continuity in Duratek’s management team if the merger were not consummated.

As a result of this review process, the compensation committee and the board concluded that stockholder interests would be best served by Duratek entering into new or amended employment agreements and/or severance or retention agreements with certain of its executive officers that would provide retention and severance incentives to these executive officers. Duratek entered into amended and restated executive employment agreements with Robert E. Prince and Robert F. Shawver. Duratek also entered into an executive employment agreement and a letter agreement with Admiral Joseph G. Henry and into severance agreements with the following executive officers: William M. Bambarger, Jr., Craig T. Bartlett and Diane L. Leviski.

In addition, Willis W. Bixby, Jr., C. Paul Deltete, Michael F. Johnson, William R. Van Dyke and Regan E. Voit are parties to employment agreements with Duratek that provide for certain severance benefits following the merger.

Amended and Restated Executive Employment Agreements

The amended and restated executive employment agreements with Messrs. Prince and Shawver provide that if the officer is terminated without cause by Duratek or terminates his employment for good reason, other than within twelve months after a change of control, each officer will be entitled to receive a lump sum payment equal to two times the sum of (i) his annual salary and (ii) the product of (x) his annual salary and (y) the highest bonus award percentage applicable to the officer during the three years preceding the year in which the termination takes place. “Good Reason,” as defined in these agreements, includes any termination by the officer of his employment following a change of control. The amended and restated executive employment agreements also provide that Duratek will pay the officer the foregoing severance amount if a change of control occurs and the officer leaves the employment of Duratek within twelve months of the change of control (other than because of termination for cause, death, permanent disability or because the officer terminates his employment for any reason other than good reason). In addition, if Duratek gives the officer less than six months notice of termination (other than in the case of termination for cause), Duratek will pay the officer his salary for the remainder of the six-month period. Both of the amended and restated executive employment agreements provide that the executive will receive an additional payment from Duratek to compensate the executive in the event that excise taxes are imposed on certain payments by Duratek to the executive in connection with a change of control of Duratek.

Agreements with Admiral Joseph G. Henry

Adm. Henry’s executive employment agreement provides that if his employment is terminated by Duratek without cause or by Adm. Henry for good reason, other than within twelve months after a change of control, Adm. Henry will be entitled to severance benefits consisting of twelve months salary and benefits continuation. If Adm. Henry’s employment is terminated within twelve months of a change of control by Duratek (other than because of termination for cause, death, permanent disability or because the officer terminates his employment for any reason other than good reason), his executive employment agreement provides that in addition to paying him the foregoing severance payments, if Duratek gives him less than six months notice of termination (other than in the case of termination for cause), Duratek will also pay his salary for the remainder of the six-month period. Adm. Henry’s executive employment agreement provides that he will receive an additional payment from Duratek to compensate him in the event that excise taxes are imposed on certain payments by Duratek to him in connection with a change of control of Duratek.

In addition, Duratek has entered into a letter agreement with Adm. Henry that provides that if Adm. Henry continues to be employed by Duratek three months following a change of control (or three months after the termination of the definitive agreement for the change of control if the change of control is not consummated), he will receive a retention bonus of $100,000 at the conclusion of the applicable three-month period (even if there is a termination of his employment without cause or if he resigns for good reason during such three-month period).

Employment Agreements with Messrs. Bixby, Deltete, Johnson, Van Dyke and Voit

Under the executive employment agreements with Messrs. Bixby, Deltete, Johnson, Van Dyke and Voit, if the officer is terminated by Duratek without cause or the officer resigns for good reason, Duratek will pay to the officer his base salary, then in effect, for a period of twelve months from the date of termination and will maintain certain employee benefits for a period of twelve months from the date of termination. If the officer’s employment with Duratek is terminated for any reason within twelve months of a change of control (other than because of termination for cause, death, permanent disability or because the officer terminates his employment for any reason other than good reason), Duratek will continue to pay the officer’s salary for a period of twelve months from the date of termination and will maintain certain employee benefits for a period of twelve months from the date of termination. Each of the executive employment agreements provides that the officer will receive an additional payment from Duratek to compensate the officer in the event that excise taxes are imposed on certain payments by Duratek to the officer in connection with a change of control of Duratek.

Severance Agreements for Messrs. Bambarger and Bartlett and Ms. Leviski

The severance agreements for Messrs. Bambarger and Bartlett and Ms. Leviski provide for a severance payment to the officer in the event the officer is terminated without cause or resigns for good reason within twenty-four months (twelve months in the case of Mr. Bartlett) of a change of control of Duratek. The severance payment equals twelve months of the respective officer’s base salary. Each officer also is entitled to continued employee benefits for a period of twelve months, subject to certain limitations. Additionally, if Duratek gives the officer less than six months notice of termination (other than in the case of termination for cause), Duratek will also pay the officer his or her salary for the remainder of the six-month period.

The severance agreements also provide that if the officer continues to be employed by Duratek three months following a change of control (or three months after the termination of the definitive agreement for the change of control if the change of control is not consummated), he or she will receive a retention bonus of $60,000 at the conclusion of the applicable three-month period (even if there is a termination of the officer’s employment without cause or if the officer resigns for good reason during such three-month period).

The following table sets forth for each executive officer: (i) the potential retention bonus that the executive officer may receive for remaining employed with the company during the pendency of the merger and thereafter, (ii) an estimate of the total amount of potential severance payments that the executive officer may receive as a result of termination of his or her employment following the consummation of the merger, and (iiii) an estimate of the total amount of all potential retention and severance payments that may be paid to the executive officer.

Executive Officer	Retention Payments	Severance Payments(1)	Total Payments(1)
Robert E. Prince	$0	$1,209,861	$1,209,861
Robert F. Shawver	$0	$751,108	$751,108
Admiral Joseph G. Henry	$100,000	$290,659	$390,659
William M. Bambarger, Jr.	$60,000	$200,013	$260,013
Craig T. Bartlett	$60,000	$146,786	$206,786
C. Paul Deltete	$0	$237,578	$237,578
William R. Van Dyke	$0	$267,155	$267,155
Michael F. Johnson	$0	$249,205	$249,205
Diane L. Leviski	$60,000	$154,773	$214,773
Regan E. Voit	$0	$208,416	$208,416
Willis W. Bixby, Jr.	$0	$173,222	$173,222
Total	$280,000	$3,888,776	$4,168,776

(1) Estimated using the executive officer’s annual base salary as in effect on April 8, 2006 and excludes the value of employee heath and insurance benefits that may be payable to the executive officer under their respective employment or severance agreement following termination of the executive’s employment. These amounts do not include severance payments to which certain executive officers may be entitled if terminated without prior notice as specified in the executive officer’s respective employment or severance agreement. In the case of Messrs. Prince and Shawver, assumes the application of the highest bonus award percentage applicable to the officer during the last three years ended December 31, 2005, which for Messrs. Prince and Shawver were 60% and 50%, respectively.

Termination of Deferred Compensation Plan

Some of our executive officers participate in the Duratek, Inc. Deferred Compensation Plan which we established in 2003 to allow certain eligible key employees to defer a portion of their compensation. In 2004, Congress passed the American Jobs Creation Act of 2004 which added Section 409A to the Internal Revenue Code. Section 409A prescribes rules regarding the timing and form of payments under nonqualified deferred compensation plans. Pursuant to the proposed regulations to Section 409A, a company may terminate a nonqualified deferred compensation plan in connection with a change of control, provided that all substantially similar arrangements sponsored by the company are terminated and all payments under the plan are made within 12 months of the date of the plan termination.

Under the terms of the merger agreement, Duratek has agreed to terminate the Deferred Compensation Plan effective as of the closing date of the merger. In connection with this transaction and in compliance with Section 409A, the Duratek Deferred Compensation Plan will be amended prior to the change of control to provide that upon a plan termination in connection with a change of control, the participants will be entitled to their account balances in a lump sum within 90 days of the change of control. Therefore, as a result of the merger, the plan will cease to operate and each participant in the Deferred Compensation Plan will receive his account balance.

The following table shows, as of March 31, 2006, the account balances of our executive officers that participate in the Duratek Deferred Compensation Plan and their expected distribution amount as a result of the merger.

Executive Officer:	Account balance as of March 31, 2006(1)	Expected distribution amount as a result of the merger(2)
Robert E. Prince	$2,769,358	$2,781,511
Robert F. Shawver	$796,963	$800,602
C. Paul Deltete	$134,380	$134,380
Willis W. Bixby, Jr.	$112,221	$112,221
Total	$3,812,922	$3,828,715

(1)          Includes the market value as of the close of trading on March 31, 2006 of certain deemed investments for Messrs. Prince and Shawver in Duratek common stock under the Deferred Compensation Plan.  Mr. Prince’s deferred compensation account is deemed to be invested in 121,539 shares of Duratek common stock and Mr. Shawver’s deferred compensation account is deemed to be invested in 36,391 shares of Duratek common stock.

(2)          Includes the conversion of Messrs. Prince’s and Shawver’s deemed investments in Duratek’s common stock into the right to receive the $22.00 per share merger consideration.

Indemnification and Insurance

EnergySolutions has agreed to indemnify, to the same extent as provided in our certificate of incorporation and bylaws, each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

In addition, the merger agreement requires that the surviving corporation maintain in effect, for a period of six (6) years after the effective time of the merger, our current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 200% of our current premium. If the annual premiums of insurance coverage exceed 200% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

Continuing Role of Executive Officers

Duratek understands that EnergySolutions intends to provide most of Duratek’s executives with continuing opportunities for future service in the combined organization following the merger; to date, no specific terms have been established for any individual. Duratek does not expect that any of its executive officers or directors will hold board seats in Duratek or EnergySolutions following the merger.

Certain Relationships and Related Transactions

EnergySolutions and Duratek’s wholly-owned subsidiary, Duratek Services, Inc., are parties to a disposal agreement under which EnergySolutions provides various receipt, handling, storage, disposal and treatment services for waste material delivered by Duratek Services to EnergySolutions’ Clive, Utah disposal facility. For the year ended December 31, 2005, Duratek Services paid a total of approximately $21.6 million to EnergySolutions for services rendered to it under the agreement.

In connection with entering into the merger agreement, Duratek Services and EnergySolutions entered into an amendment to the disposal agreement. Under the terms of the amendment and the merger agreement, if the merger cannot be closed or is delayed for longer than twelve months due to certain regulatory or legal restrictions, and subject to other conditions, Duratek Services will receive a prepayment credit of $12 million towards fees otherwise payable to EnergySolutions in respect of the receipt, handling, storage, disposal and treatment of waste material delivered by Duratek Services to EnergySolutions’ disposal facility. Duratek Services may use the credit over a three year period, subject to a cap of $4 million on usage of the credit during any annual period. Subject to certain limitations, if Duratek Services is unable to utilize the full $4 million credit during any annual period, Duratek Services has the right to receive an amount of cash equal to the unused portion of the credit for that annual period.

In addition, from time to time in the ordinary course of Duratek’s and EnergySolutions’ businesses, Duratek and EnergySolutions have entered into, or in the future may enter into, joint marketing, teaming or other similar arrangements with respect to new business opportunities.

Material U.S. Federal Income Tax Consequences

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Duratek common stock that is:

•       a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•       a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or stockholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). In addition, except as specifically provided below, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger (whether as merger consideration or pursuant to the proper exercise of appraisal rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). For U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•       the amount of cash received in exchange for such common stock; and

•       the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. Short term capital gains rates are taxed at ordinary income rates. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On February 17, 2006, Duratek and EnergySolutions made the required filings with the Antitrust Division and the Federal Trade Commission, and the applicable waiting period ended on March 20, 2006.

At any time before or after consummation of the merger, the Antitrust Division or the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Duratek and EnergySolutions will prevail.

Duratek and its affiliates hold certain permits and licenses from the U.S. Nuclear Regulatory Commission, or NRC, and certain state regulatory authorities for facilities and operations that involve the processing, treatment, storage, or disposal of low-level radioactive waste or other radioactive materials and components. Under the Atomic Energy Act of 1954, as amended, or AEA, and applicable NRC regulations, certain NRC licenses may not be transferred without the prior consent of the NRC. In addition, pursuant to agreements entered into with state governments under the AEA, the NRC has delegated authority to regulate nuclear materials licensees to those states (known as “agreement states”). Duratek and EnergySolutions have made or intend to make the necessary filings with the NRC and the appropriate state regulatory authorities for any consents to the transfer of permits and licenses and any other regulatory approvals needed in connection with the merger. In certain cases, private parties may seek to intervene in administrative proceedings and challenge requested consents and approvals. In addition, the NRC or the responsible state regulatory authorities could withhold consent to the transfer of permits or licenses, deny other regulatory approvals, or impose conditions or restrictions on any consents or approvals that they deem necessary or desirable under their regulations. There can be no assurance that Duratek and EnergySolutions will obtain all requested regulatory approvals or, in each case, an approval without conditions unacceptable to the parties.

Under the merger agreement, Duratek and EnergySolutions have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

Except as noted above with respect to the required filings under the HSR Act, the filings with the NRC and certain other federal and state regulatory authorities, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Effective Time

The effective time of the merger will occur at the time that Duratek and Merger Sub file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur on a date following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than conditions which, by their terms, must be satisfied at the closing).

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Duratek. Upon completion of the merger, Merger Sub will cease to exist as a separate entity and Duratek will continue as the surviving corporation. All of Duratek’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, Duratek’s common stock will be delisted from NASDAQ, deregistered under the Securities Exchange Act of 1934, as amended, and no longer publicly traded.

Merger Consideration; Treatment of Stock and Options

Duratek Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $22.00 in cash, without interest and less applicable withholding taxes, except for Duratek common stock that is:

•       held in Duratek’s treasury immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•       held by EnergySolutions or Merger Sub immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•       as to which Duratek’s stockholders validly exercise and perfect appraisal rights in compliance with Delaware law, which will be subject to appraisal in accordance with Delaware law.

Company Stock Options

At the effective time of the merger, option holders will receive the excess, if any, of the $22.00 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold, whether or not the option is currently vested.

No Further Ownership Rights

After the effective time of the merger, each of our outstanding stock certificates for Duratek common stock will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Procedure for Receiving Merger Consideration

At the effective time of the merger, EnergySolutions will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with a bank or trust company of its choosing (the “paying agent”). As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and Duratek’s other stockholders. The letter of transmittal and instructions will tell you how to surrender your Duratek common stock certificates in exchange for the merger consideration.

You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Duratek common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, Duratek and EnergySolutions will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of the paying agent, EnergySolutions or Duratek will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

Certificate of Incorporation and Bylaws

The certificate of incorporation of Duratek will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “Duratek, Inc.” The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of surviving corporation.

Directors and Officers

The directors of Merger Sub immediately prior to the merger will be the directors of the surviving corporation immediately following the merger, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. In addition, the officers of Duratek immediately prior to the merger will be the officers of the surviving corporation immediately following the merger until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Duratek understands that EnergySolutions intends to provide most of Duratek’s executives with continuing opportunities for future service in the combined organization following the merger; to date, no specific terms have been established for any individual. Duratek does not expect that any of its executive officers or directors will hold board seats in Duratek or EnergySolutions following the merger.

Representations and Warranties

The merger agreement contains representations and warranties that Duratek and EnergySolutions made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement between Duratek and EnergySolutions, a copy of which is attached hereto as Annex A and which is incorporated by reference into this proxy statement, and may be subject to important qualifications and limitations set forth in the merger agreement and the disclosure schedules to the merger agreement agreed to by such parties in connection with negotiating its terms. Moreover, certain representations and warranties are subject to a standard of materiality different from those generally applicable to a stockholders’ investment decision with respect to Duratek or were used for the purpose of allocating risk between Duratek and EnergySolutions rather than establishing matters as facts. Duratek is not currently aware of any specific undisclosed material facts relating to Duratek that it believes would be material to you as a stockholder voting on the merger that contradict the representations and warranties contained in the merger agreement. Our representations and warranties relate to, among other things:

•       our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•       our certificate of incorporation and bylaws and those of our subsidiaries;

•       our capitalization, including in particular the number of shares of our common stock and stock options outstanding;

•       our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the approval and recommendation by our board of directors of the merger agreement and the merger;

•       the required vote of our stockholders in connection with the adoption of the merger agreement;

•       the absence of any violation of, or conflict with, our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       required consents and approvals of governmental entities as a result of the merger;

•       our Securities and Exchange Commission, or SEC, filings since January 1, 2003 and the financial statements contained therein;

•       our compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the Nasdaq National Market;

•       the absence of liabilities, other than as set forth on our September 30, 2005 balance sheet, ordinary course liabilities, or liabilities that would not have a material adverse effect;

•       the absence of certain changes and events since September 30, 2005, including the absence of a material adverse effect;

•       the absence of material litigation or outstanding court orders against us;

•       our compliance with laws;

•       our possession of all licenses and permits necessary to carry on our business;

•       the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC in connection with the merger;

•       taxes;

•       employment and labor matters affecting us, including matters relating to our employee benefit plans;

•       specified types of contracts;

•       our environmental costs or liabilities;

•       real property owned and leased by us and our subsidiaries and title to assets;

•       our intellectual property;

•       our insurance policies;

•       our customers and suppliers;

•       receipt by us of an opinion of Bear, Stearns & Co., Inc.;

•       the absence of undisclosed broker’s fees;

•       the amendment to our rights agreement, dated February 6, 2006, rendering the rights thereunder inapplicable to the merger; and

•       the absence of any state takeover statutes applicable to the merger.

For the purposes of the merger agreement, “material adverse effect” means with respect to Duratek, any effect on, or change, event, occurrence or state of facts that:

•       is material and adverse to the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of Duratek and its subsidiaries, taken as a whole; or

•       prevents Duratek from performing its obligations under the merger agreement or from consummating the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, none of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect” on Duratek:

•       conditions affecting any of the industries in which Duratek operates generally, provided that such conditions do not disproportionately affect Duratek or its subsidiaries;

•       conditions affecting the economy or capital markets, provided that such conditions do not disproportionately affect Duratek or its subsidiaries;

•       any failure, in and of itself, by Duratek to meet any internal or published projections, forecasts or revenue or earnings predictions or projections; or

•       subject to certain exceptions, any effect, change, event, occurrence or state of facts resulting from, or attributable to, the announcement or consummation of the merger.

The merger agreement also contains customary representations and warranties made by EnergySolutions and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•       their proper organization, good standing and corporate power to operate their businesses;

•       their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the absence of any violation of, or conflict with, their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       required consents and approvals of governmental entities as a result of the merger;

•       the absence of litigation or outstanding court orders against them that would have a material adverse effect on EnergySolutions;

•       the accuracy and completeness of information EnergySolutions has supplied for inclusion in this proxy statement;

•       the ownership and operations of Merger Sub;

•       the sufficiency of funds to satisfy all obligations of EnergySolutions and Merger Sub set forth in the merger agreement;

•       the absence of undisclosed broker’s fees;

•       EnergySolutions’ environmental costs or liabilities;

•       the qualification of EnergySolutions to be the licensee of, and to control certain permits issued to, Duratek by the NRC or a state agency exercising the NRC’s authority under an agreement with the NRC pursuant to the AEA; and

•       EnergySolutions’ compliance with laws.

For the purposes of the merger agreement, “material adverse effect” means with respect to EnergySolutions, the material delay or material impairment of the ability of EnergySolutions or Merger Sub to consummate the transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between February 6, 2006 and the completion of the merger we and our subsidiaries will:

•       conduct our business only in the ordinary course of business and in a manner consistent with past practice (including with respect to capital expenditures);

•       use commercially reasonable efforts to maintain and preserve intact in all material respects our business organization and the goodwill of those having business relationships with us and to retain the services of our present officers and key employees, in each case, to the end that our goodwill and ongoing business are not materially impaired as of the closing of the merger; and

•       provide EnergySolutions and its representatives and financing sources with reasonable access, during normal business hours, to our and our subsidiaries’ properties, books, contracts, commitments, records, correspondence, officers, employees, accountants, counsel, financial advisors and other representatives.

We have also agreed that during the same time period, and again subject to certain exceptions or unless EnergySolutions gives its prior written consent, we and our subsidiaries will not:

•       issue, sell, grant, dispose of, pledge or otherwise encumber any of our or our subsidiaries’ securities;

•       redeem, purchase or otherwise acquire any of our or our subsidiaries’ securities;

•       declare or pay dividends;

•       split, combine, subdivide or reclassify any of our or our subsidiaries’ securities;

•       amend or waive any of our or our subsidiaries’ rights under, or accelerate the vesting under, any of our or our subsidiaries’ employee benefit plans;

•       incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue any debt securities other than in the ordinary course of business consistent with past practice or for intra-company borrowings in the ordinary course of business consistent with past practice;

•       sell, transfer, lease, mortgage encumber or otherwise dispose of or subject to any lien any of our or our subsidiaries’ properties or assets other than in the ordinary course of business, except pursuant to contracts in force as of the date of execution of the merger agreement, for certain permitted liens or for sales of properties or assets in the aggregate less than $1,000,000;

•       make any capital expenditure which involves the purchase of real property or is in excess of $2,000,000 individually or in the aggregate, except for capital expenditures provided in our 2006 capital expenditure plan;

•       acquire any division, business or equity interest in or of any entity except in the ordinary course of business consistent with past practice;

•       except in the ordinary course of business consistent with past practice, acquire any assets, that individually or in the aggregate, have a purchase price in excess of $1,000,000;

•       make any material investment in, or loan or advance to any person other than a direct or indirect wholly-owned subsidiary of Duratek;

•       enter into, terminate or amend any material contract, other than certain specified material contracts;

•       increase the compensation of any of our or our subsidiaries’ directors, officers or employees or enter into, establish, amend or terminate any employee benefit plans or agreements other than as required by law or the merger agreement and other than the hiring and termination of employees in the ordinary course of business consistent with past practice or increases in salaries, wages and benefits to employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

•       make, revoke or change any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling, or waive or extend the statute of limitations in respect of any material tax;

•       make any changes in financial or tax accounting methods, principals or practices, or change an annual accounting period, except as required by a change in U.S. generally accepted accounting principals or applicable law;

•       amend our or our subsidiaries’ organizational documents;

•       adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than transactions exclusively between wholly-owned subsidiaries of Duratek;

•       pay, discharge, settle or satisfy any material claims, liabilities or obligations other than in accordance with the terms of liabilities, claims or obligations reflected or reserved against in our most recent consolidated financial statements filed with the SEC or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•       settle or compromise any litigation, proceeding or investigation material to Duratek and its subsidiaries taken as a whole; or

•       agree, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Transactions

We have agreed that:

•       we and our subsidiaries shall, and shall cause our respective directors, officers and employees to, and shall use our best efforts to cause our respective representatives to, immediately cease and terminate any discussions or negotiations with any person conducted before the execution of the merger agreement with respect to any takeover proposal (as defined in the merger agreement);

•       we and our subsidiaries will not, and we shall cause our respective directors, officers and employees not to, and shall use our best efforts to cause our respective representatives not to, directly or indirectly:

•        solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any takeover proposal;

•        participate in any discussions or negotiations with any third party regarding any takeover proposal other than informing persons of the existence of the no solicitation provisions of the merger agreement; or

•        enter into any agreement related to any takeover proposal.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group other than EnergySolutions and its subsidiaries, relating to:

•       any direct or indirect acquisition of our or our subsidiaries’ assets representing 20% or more of our consolidated assets or to which 20% or more of our revenues or earnings on a consolidated basis are attributable;

•       any direct or indirect acquisition of 20% or more of any class of our equity securities;

•       any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of any class of our equity securities; or

•       any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us or our subsidiaries, other than the merger.

Prior to obtaining stockholder approval of the merger agreement, if our board of directors receives an unsolicited, bona fide written takeover proposal in circumstances not involving a breach of the merger agreement or any standstill agreement and the board of directors reasonably determines in good faith that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal and with respect to which our board determines in good faith after consulting with outside counsel that the failure to take such action would be inconsistent with the board’s fiduciary duties to Duratek’s stockholders under Delaware law, then Duratek may, at any time prior to obtaining stockholder approval of the merger agreement (but in no event after obtaining stockholder approval), and after providing EnergySolutions with not less than 24 hours written notice of its intention to take such actions:

•       furnish information with respect to Duratek and its subsidiaries to the person making such takeover proposal, but only after such person enters into a customary confidentiality agreement with Duratek containing terms that are substantially similar to and no less favorable to Duratek than those contained in the confidentiality agreement signed with EnergySolutions, provided that:

•        such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Duratek; and

•        we must advise EnergySolutions of any non-public information that we deliver to any third party and concurrently deliver any such information not previously provided to EnergySolutions when it is delivered to any third party; and

•       participate in discussions and negotiations with such person regarding such takeover proposal.

We have also agreed to promptly advise EnergySolutions, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Duratek in respect of any takeover proposal, and to indicate in any such notice the identity of the person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and to include with such notice copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request), and thereafter to promptly keep EnergySolutions reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and to provide EnergySolutions with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

We have also agreed that our board of directors and any committee thereof will not and will not publicly propose to:

•       withdraw or modify, in a manner adverse to EnergySolutions its approval, recommendation or declaration of advisability of the merger, the merger agreement and the transactions contemplated by the merger agreement ;

•       approve or recommend any takeover proposal;

•       approve or recommend, or authorize us or any of our subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture or other agreement related to any takeover proposal; or

•       except as contemplated by the merger agreement, amend or waive our stockholders’ rights agreement, redeem the rights or take any action which would allow any person other than EnergySolutions to acquire beneficial ownership of 20% or more of our common stock without causing a triggering event under the rights agreement.

Notwithstanding our obligations under the merger agreement, at any time prior to obtaining stockholder approval of the merger agreement, our board of directors may withdraw or modify or change its approval or recommendation of the merger agreement or the merger or recommend a takeover proposal, or enter into a definitive acquisition agreement providing for a superior proposal (as defined in the merger agreement) or take any of the actions above if in response to the receipt of an unsolicited third party acquisition proposal, the board of directors determines in good faith (after consulting with and receiving advice from outside counsel) that the failure to make such withdrawal, modification or recommendation, or enter into such agreement, or take such action, would, more likely than not, constitute a breach of the board of director’s fiduciary duties to Duratek’s stockholders under Delaware law. Under the merger agreement, we must provide written notice to EnergySolutions at least three business days prior to such withdrawal, modification or change in our board’s approval or recommendation of the merger agreement or the merger describing the terms and conditions of the superior proposal.

At any time prior to obtaining stockholder approval of the merger agreement, our board of directors may, in response to a superior proposal that did not result from any breach of the merger agreement, cause Duratek to terminate the merger agreement in connection with Duratek entering into a definitive agreement with respect to such superior proposal. In such situation, Duratek will be required to pay EnergySolutions a fee of $8.625 million upon such termination. See “The Merger Agreement—Fees and Expenses.”

For purposes of the merger agreement, “superior proposal” means any bona fide written offer, obtained after the date of the merger agreement and not in breach of the merger agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of Duratek’s equity interests or all or substantially all of the assets of Duratek and its subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which our board of directors determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to our stockholders than the merger and the other transactions contemplated by the merger agreement, taking into account at the time of determination any changes to the terms of the merger agreement that as of that time had been proposed by EnergySolutions in writing and the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals and any other financial, regulatory, legal or other aspects of the offer).

Employee Benefits

For a period of not less than one year following the closing of the merger, EnergySolutions has agreed that it shall cause the surviving corporation to continue to provide the employees of Duratek and its subsidiaries (but only to the extent the employees continue to be employed by Duratek and its subsidiaries) with a level of salary, wages, commissions, if applicable, and other employee benefits, including bonus, incentive and severance which are at least substantially similar, in the aggregate, to the salary, wages, commissions, if applicable, and other employee benefits (excluding any equity-based compensation) provided by Duratek or its subsidiaries to such employees immediately prior to the closing date of the merger, provided that:

•       the foregoing agreement does not limit any obligation of the surviving corporation to maintain a company benefit plan that, pursuant to an existing contract, must be maintained for a period longer than one year; and

•       no provision of the merger agreement shall be construed as a guarantee of continued employment of any employee of Duratek or its subsidiaries or to prohibit the surviving corporation or its subsidiaries from having the right to terminate the employment of any employee of the surviving corporation or its subsidiaries.

In addition, EnergySolutions has agreed to cause the surviving corporation following the closing of the merger to make the retention payments to employees of Duratek which are required by the terms of severance or employment agreements in effect as of February 6, 2006, the date of the merger agreement.

Furthermore, EnergySolutions has agreed that to the extent it or the surviving corporation does not maintain a particular Duratek employee benefit plan (other than equity compensation plans) after the closing date of the merger:

•       each employee and former employee of Duratek and its subsidiaries will be credited with his or her years of service with Duratek and its subsidiaries (and any predecessor entities thereof) before the closing date of the merger under the parallel employee benefit plan of EnergySolutions and its subsidiaries for purposes of eligibility and vesting, but not for benefit accrual, to the same extent as such employee or former employee was entitled, before the closing date of the merger, to credit for such service under the Duratek employee benefit plan (except to the extent such credit would result in the duplication of benefits); and

•       if EnergySolutions or the surviving corporation ceases to maintain any particular Duratek employee benefit plan during the calendar year in which the merger closes, each employee shall be given credit for amounts paid by the employee during such year under the Duratek employee benefit plan towards deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of EnergySolutions.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of the parties to the merger agreement has agreed to cooperate with the other parties and to use their respective reasonable best efforts to promptly:

•       take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing of the merger to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the transactions contemplated by the merger agreement; and

•       obtain all material approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

Without limiting the generality of the foregoing undertakings:

•       the parties to the merger agreement have also agreed to provide or cause to be provided as promptly as practicable to governmental authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws (“governmental antitrust authorities”) information and documents requested by any such governmental authority or necessary, proper or advisable to permit consummation of the transactions contemplated by the merger agreement;

•       except for the acquisition of BNG America LLC, EnergySolutions and Merger Sub have agreed until the earlier of the effective time of the merger or the termination of the merger agreement not to, and not to permit any of EnergySolutions’ subsidiaries to, enter into any transaction or series of transactions to acquire any person, or any division or business of any person, if the effect of such transaction or series of transactions would be to materially impede or delay the ability of the parties to obtain any approvals, consents, registrations, permits, authorizations and other confirmations from any governmental antitrust authority necessary with respect to antitrust laws to consummate the transactions contemplated by the merger agreement; and

•       Duratek has agreed to use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated by the merger agreement and (y) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated by the merger agreement, to take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such law on such transactions.

In no event, however, are EnergySolutions or Merger Sub obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of EnergySolutions, could be expected to:

•       limit the right of EnergySolutions to own or operate all or any portion of Duratek’s business or of EnergySolutions to own or operate any portion of its existing businesses or assets; or

•       require EnergySolutions or any of its subsidiaries to license any of their intellectual property rights or to modify any existing license of their intellectual property rights.

Duratek has also agreed that neither it, nor any of its subsidiaries shall, without EnergySolutions’ prior written consent (such consent to be granted or withheld in its sole discretion) propose or opine on the advisability of or commit to any divestiture, transaction or other alteration of any of Duratek’s business or commercial practices in any way, or otherwise take or commit to take any action that limits EnergySolutions’ freedom of action with respect to or its ability to retain, the business, products or service lines or assets of Duratek. Finally, Duratek has agreed to use its reasonable best efforts to seek and obtain all required prior consents from all applicable governmental authorities to the indirect transfer of control of Duratek’s permits.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the following mutual conditions:

•       receipt of Duratek stockholder approval;

•       the expiration or termination of the waiting period under the HSR Act;

•       the absence of any law, injunction, judgment, or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal;

•       receipt of regulatory approvals regarding Duratek’s NRC permits currently held by Duratek and its subsidiaries, or otherwise obtained by Duratek and its subsidiaries between the date of execution of the merger agreement and the effective time of the merger, and which regulatory approvals are required for, or in connection with, the consummation of the merger; and

•       receipt of regulatory approvals regarding all other permits of Duratek, excluding NRC permits, currently held by Duratek and its subsidiaries, or otherwise obtained by Duratek and its subsidiaries between the date of execution of the merger agreement and the effective time of the merger, and which regulatory approvals are required for, or in connection with, the consummation of the merger, except for such regulatory approvals the failure of which to obtain would not have, or would not reasonably be expected to have, a material adverse effect on Duratek.

The obligations of EnergySolutions to complete the merger are subject to the following additional conditions:

•       the truth and correctness of our representations and warranties made in the merger agreement either in all material respects or to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect on Duratek, depending on the particular representation or warranty;

•       the performance, in all material respects, by Duratek of its covenants and agreements in the merger agreement;

•       the receipt of a certificate signed on behalf of Duratek by Duratek’s chief executive officer or chief financial officer as to the satisfaction of the foregoing conditions relating to the truth and correctness of Duratek’s representations and warranties and the performance of its covenants and agreements in the merger agreement; and

•       as of the closing date of the merger, there shall not have occurred and be continuing any change, event, occurrence or state of facts that, individually or in the aggregate with other changes, events, occurrences or states of fact, has had or would reasonably be expected to have a material adverse effect on Duratek.

Our obligation to complete the merger is subject to the following additional conditions:

•       the truth and correctness of EnergySolutions’ and Merger Sub’s representations and warranties made in the merger agreement either in all material respects or to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect on EnergySolutions, depending on the particular representation or warranty;

•       the performance, in all material respects, by EnergySolutions and Merger Sub of their covenants and agreements in the merger agreement; and

•       the receipt of a certificate signed on behalf of EnergySolutions by an executive officer of EnergySolutions as to the satisfaction of the foregoing conditions relating to the truth and correctness of EnergySolutions’ and Merger Sub’s representations and warranties and the performance of their covenants and agreements in the merger agreement.

Termination of the Merger Agreement

Duratek and EnergySolutions may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Duratek have adopted the merger agreement. The merger agreement may also be terminated in the following other circumstances:

•       by either EnergySolutions or Duratek if:

•        the closing has not occurred on or before February 6, 2007, provided that the right to terminate the merger agreement is not available to a party if the failure to consummate the merger is primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•        any law, injunction, judgment, order or ruling by any governmental authority having the effect of making the closing of the merger illegal or that otherwise prohibits the closing of the merger is in effect and has become final and nonappealable, provided that the right to terminate the merger agreement because of such governmental restraint is not available to a party if such governmental restraint is primarily due to the failure of such party to perform any of its obligations under the merger agreement; or

•        Duratek’s stockholders do not vote to adopt the merger agreement at the meeting of the stockholders or at any adjournment or postponement thereof, provided that the right of Duratek to terminate the merger agreement because of the failure to obtain the approval of Duratek stockholders is not available to Duratek if Duratek failed to comply in all material respects with its covenants regarding the preparation of the proxy statement soliciting the approval of the merger agreement by Duratek’s stockholders, the holding of a stockholder meeting to approve the merger agreement or the non-solicitation of alternative takeover proposals;

•       by EnergySolutions if:

•        Duratek breaches or fails to perform any of Duratek’s representations, warranties, covenants or agreements in the merger agreement (or if any of Duratek’s representations or warranties in the merger agreement shall fail to be true) such that the applicable closing conditions to the merger agreement would not be satisfied, which breach is incapable of being cured or is not cured within 30 business days after notice from EnergySolutions of such breach or failure;

•        Duratek’s board of directors or any committee thereof withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to EnergySolutions, its recommendation that Duratek’s stockholders vote to adopt the merger agreement or the approval or declaration of advisability of the merger agreement and the transactions contemplated by the merger agreement (including the merger); or

•        Duratek’s board or directors or any committee thereof approves or recommends, or proposes publicly to approve or recommend, another acquisition proposal;

•       by Duratek if:

•        EnergySolutions breaches or fails to perform any of EnergySolutions’ representations, warranties, covenants or agreements in the merger agreement (or if any of EnergySolutions’ representations or warranties in the merger agreement shall fail to be true) such that the applicable closing conditions to the merger agreement would not be satisfied, which breach is incapable of being cured or is not cured within 30 business days after notice from Duratek of such breach or failure;

•        prior to receiving stockholder approval of the merger agreement, if concurrently with such termination, Duratek enters into a definitive acquisition agreement providing for a superior proposal in accordance with the terms of the merger agreement and Duratek pays to EnergySolutions a termination fee (described below); or

•        either (A) the waiting period applicable to the consummation of the merger under the HSR Act has not expired or been terminated as of February 6, 2007, or (B) any statute, order, decree, ruling, judgment or injunction has been enacted, entered, promulgated or enforced by any governmental authority of competent jurisdiction, and continues to be in effect as of the date of termination of the merger agreement (x) making illegal or otherwise prohibiting the consummation of the merger or (y) delaying past February 6, 2007 the consummation of the merger; provided that:

•       the approval of the merger agreement by Duratek’s stockholders has been obtained;

•       there shall not have occurred and be continuing at such time a material adverse effect on Duratek; and

•       there shall not have occurred and be continuing at such time any breach or failure to perform by Duratek of any of its representations, warranties, covenants or agreements set forth in the merger agreement, such that the applicable closing conditions to the merger agreement would not be satisfied.

Fees and Expenses

The parties to the merger agreement are responsible for their own transaction expenses if either party terminates the merger agreement for any reason under the merger agreement.

In addition, we have agreed to pay to EnergySolutions a termination fee of $8.625 million if:

•       either we or EnergySolutions terminates the merger agreement due to the merger not having been consummated by February 6, 2007 and:

•        a vote to obtain our stockholder approval has not been held;

•        at or prior to the time of termination, a takeover proposal is made known to us or has been made directly to our stockholders generally or any person has publicly announced an intention to make a takeover proposal; and

•        within 12 months of the date the merger agreement is terminated we reach a definitive agreement to consummate, or consummate, a transaction contemplated by a takeover proposal that prior to termination of the merger agreement was made known to us or our stockholders or publicly announced as stated above; provided, however, that in this situation, references in the definition of “takeover proposal” to “20% or more” shall be “50% or more.”

•       either we or EnergySolutions terminates the merger agreement due to stockholder approval of the merger agreement not having been obtained at a meeting duly convened or at any adjournment or postponement; and:

•        at or prior to the time of termination, a takeover proposal is made known to us or has been made directly to our stockholders generally or any person has publicly announced an intention to make a takeover proposal; and

•        within 12 months of the date the merger agreement is terminated we reach a definitive agreement to consummate, or consummate, a transaction contemplated by a takeover proposal that prior to termination of the merger agreement was made known to us or our stockholders or publicly announced as stated above; provided, however, that in this situation, references in the definition of “takeover proposal” to “20% or more” shall be “50% or more.”

•       EnergySolutions terminates the merger agreement because our board of directors has withdrawn or modified its recommendation that our stockholders vote to adopt the merger agreement or recommends or approves another takeover proposal, or we terminate the merger agreement following the determination of our board of directors that an acquisition proposal is a superior proposal.

•       We terminate the merger agreement prior to obtaining stockholder approval of the merger agreement and concurrently with such termination enter into a definitive acquisition agreement providing for a superior proposal.

In addition, if we terminate the merger agreement because either (A) the waiting period applicable to the consummation of the merger under the HSR Act has not expired or been terminated as of February 6, 2007, or (B) any statute, order, decree, ruling, judgment or injunction has been enacted, entered, promulgated or enforced by any governmental authority of competent jurisdiction, and continues to be in effect as of the date of termination of the merger agreement (x) making illegal or otherwise prohibiting the consummation of the merger or (y) delaying past February 6, 2007 the consummation of the merger, and we satisfy the other requirements for terminating the merger agreement in such circumstances specified above, EnergySolutions has agreed to pay a “reverse break-up fee” of $5 million in cash to us and to provide a prepayment credit of $12 million to one of our subsidiaries for waste disposal services performed by EnergySolutions under an existing commercial contract between the parties. See “The Merger Agreement—Amendment to Disposal Agreement” and Annex B.

Amendment and Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been adopted by our stockholders, no amendment will be made to the merger agreement except as allowed under applicable law. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.

Amendment to Disposal Agreement

In connection with entering into the merger agreement, EnergySolutions and our wholly-owned subsidiary Duratek Services, Inc., entered into an amendment to a disposal agreement between the parties. Under the amendment, if we terminate the merger agreement under the circumstances giving rise to the $5 million “reverse break-up fee” specified above, and we satisfy the other requirements for terminating the merger agreement in such circumstances specified above, Duratek Services will receive a prepayment credit of $12 million towards fees otherwise payable to EnergySolutions in respect of the receipt, handling, storage, disposal and treatment of waste material delivered by

Duratek Services to EnergySolutions’ Clive, Utah disposal facility. Duratek Services may use the credit over a three year period, subject to a cap of $4 million on usage of the credit during any annual period. Subject to certain limitations, if Duratek Services is unable to utilize the full $4 million credit during any annual period, Duratek Services has the right to receive an amount of cash equal to the unused portion of the credit for that annual period.

The foregoing summary of the amendment to the disposal agreement is qualified in its entirety by reference to the amendment to disposal agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document.

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock is traded on the NASDAQ under the symbol “DRTK.” The following table sets forth the intraday high and low sales prices per share of our common stock on the NASDAQ for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2004
1st Quarter	$16.48	$12.10
2nd Quarter	16.48	12.39
3rd Quarter	16.40	13.19
4th Quarter	25.46	15.77
Fiscal Year Ended December 31, 2005
1st Quarter	$28.50	$17.94
2nd Quarter	24.75	18.50
3rd Quarter	25.48	16.11
4th Quarter	18.82	10.40
Fiscal Year Ended December 31, 2006
1st Quarter	22.30	14.92
2nd Quarter (through April 10, 2006)	22.20	21.85

On February 6, 2006, the last trading day before the announcement of the execution of the merger agreement, the closing price for our common stock was $17.50 per share. On [•], 2006, the last trading day before this proxy statement was printed, the closing price for our common stock on the NASDAQ was $[•] per share. You are encouraged to obtain current market quotations for Duratek common stock in connection with voting your shares.

No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the merger agreement from paying cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2006, the amount and percentage of our outstanding common stock beneficially owned by:

•      each of our directors;

•      our Chief Executive Officer and the next four most highly compensated current executive officers;

•      all of our directors and executive officers as a group; and

•      all persons, to our knowledge, beneficially owning more than five percent of our common stock.

Unless otherwise noted in the table, the address for each stockholder is in care of Duratek, Inc. at 10100 Old Columbia Road, Columbia Maryland, 21046.

Name of Beneficial Owners	Number of Shares Beneficially Owned (1)		Percent of Class Outstanding(1)(2)
Michael J. Bayer	8,591	(3)	*
Admiral Bruce DeMars	3,200	(4)	*
Alan J. Fohrer	4,800	(5)	*
George V. McGowan	42,300	(6)	*
Robert E. Prince	470,649	(7)	3.1%
Admiral James D. Watkins	18,800	(8)	*
C. Paul Deltete	78,051	(9)	*
Michael F. Johnson	16,259	(10)	*
Robert F. Shawver	90,064	(11)	*
William R. Van Dyke	37,937	)12)	*
Directors and executive officers as a group (16)	854,670	(13)	5.5%
Name and Address of 5% Holders of Common Stock
Tontine Capital Partners, L.P. and Affiliates	1,917,137	(14)	12.9%
55 Railroad Ave, 3rd Floor
Greenwich, CT 06830
Fiduciary Management, Inc.	1,222,935	(15)	8.2%
100 East Wisconsin Ave., Suite 2200
Milwaukee, WI 53202
WEDGE Capital Management L.L.P.	969,212	(16)	6.5%
301 South College Street, Suite 2920
Charlotte, NC 28202
Dreman Value Management LLC	957,250	(17)	6.4%
520 East Cooper Ave., Suite 230-4
Aspen, CO 81611
Deutsche Bank AG and Affiliates	931,550	(18)	6.3%
Taunusanlage 12, D-60325
Frankfurt am Main
Germany

*                    Less than one percent

(1)          Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares of common stock to which the person has sole or shared voting or investment power with respect to shares of common stock including those shares that the person has the right to acquire within 60 days after March 31, 2006, through the exercise of any stock option or other right. Shares of common stock subject to options or rights currently exercisable or exercisable within 60 days of March 31, 2006 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)          Based on 14,886,695 shares of the Company’s common stock outstanding on March 31, 2006.

(3)          Includes options to purchase 4,800 shares of the Company’s common stock held by Mr. Bayer which are exercisable within 60 days of March 31, 2006.

(4)          Consists of options to purchase 3,200 shares of the Company’s common stock held by Adm. DeMars which are exercisable within 60 days of March 31, 2006.

(5)          Consists of options to purchase 4,800 shares of the Company’s common stock held by Mr. Fohrer which are exercisable within 60 days of March 31, 2006.

(6)          Includes options to purchase 38,800 shares of the Company’s common stock held by Mr. McGowan which are exercisable within 60 days of March 31, 2006.

(7)          Includes 121,539 shares of the Company’s common stock held in trust pursuant to the Deferred Compensation Plan and options to purchase 251,578 shares of the Company’s common stock held by Mr. Prince which are exercisable within 60 days of March 31, 2006.

(8)          Includes options to purchase 18,800 shares of the Company’s common stock held by Adm. Watkins which are exercisable within 60 days of March 31, 2006.

(9)          Includes options to purchase 70,600 shares of the Company’s common stock held by Mr. Deltete which are exercisable within 60 days of March 31, 2006.

(10)   Includes options to purchase 12,600 shares of the Company’s common stock held by Mr. Johnson which are exercisable within 60 days of March 31, 2006.

(11)   Includes 36,391 shares of the Company’s common stock held in trust pursuant to the Deferred Compensation Plan and options to purchase 53,500 shares of the Company’s common stock held by Mr. Shawver which are exercisable within 60 days of March 31, 2006.

(12)   Includes options to purchase 35,000 shares of the Company’s common stock held by Mr. Van Dyke which are exercisable within 60 days of March 31, 2006.

(13)   Includes options to purchase 567,198 shares of the Company’s common stock held by the Company’s directors and executive officers which are exercisable within 60 days of March 31, 2006.

(14)   Based solely on an amendment to Schedule 13G filed by Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”) and Jeffrey L. Gendell (“Mr. Gendell,” and collectively the “Filing Persons”) on February 14, 2006. Mr. Gendell as Managing Member of TCM directs the operations of TCM. TCM is the general partner of TCP and has the power to direct the affairs of TCP. The Filing Persons have shared voting and dispositive power over all the shares.

(15)   Based solely on a Schedule 13G filed by Fiduciary Management, Inc. (“FMI”) on January 27, 2006. FMI is a registered investment adviser and the shares to which the Schedule 13G relates are owned directly by various accounts managed by FMI. FMI has sole voting and dispositive power with respect to 1,217,135 shares. FMI has shared voting and dispositive power with respect to 5,800 shares.

(16)   Based solely on a Schedule 13G filed by WEDGE Capital Management, L.L.P. (“WCM”) on January 11, 2006. WCM has sole voting and dispositive power with respect to the shares.

(17)   Based solely on a Schedule 13G filed by Dreman Value Management LLC (“DVM”) on February 10, 2006. DVM has shared voting power and sole dispositive power with respect to the shares.

(18)   Based solely on a Schedule 13G filed by Deutsche Bank AG (“DB”), Deutsche Bank Trust Corp. Americas (“DBT”) and Deutsche Asset Management, Inc. (“DAM”) on February 7, 2006. DB is the parent holding company for DBT, a Bank, and DAM, a registered investment adviser. DB has sole voting power and shared dispositive power over all the shares. DBT has sole voting and dispositive power over 450 shares. DAM has sole voting and dispositive power over 931,500 shares.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware, or DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Duratek stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Duratek’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•       You must deliver to Duratek a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will nullify any previous written demand for appraisal.

•       If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Duratek common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Duratek common stock.

All demands for appraisal should be addressed to Duratek, Inc., 10100 Old Columbia Road, Columbia, Maryland 21046, Attention: Chief Financial Officer, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Duratek common stock. The demand must reasonably inform Duratek of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Duratek’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Duratek. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Duratek common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Duratek stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Duratek common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Duratek common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Duratek stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

Duratek is asking its stockholders to vote on a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement.

Our board of directors unanimously recommends that stockholders vote “FOR” the proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement.

OTHER MATTERS

Other Business at Special Meeting

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

Submission of Stockholder Proposals

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

If the merger is not completed and you intend to present a proposal at our 2006 annual meeting, it must have been received by us for inclusion in our proxy statement and proxy relating to that meeting no later than December 5, 2005, and must otherwise be in compliance with applicable SEC regulations. If the date of the 2006 annual meeting, if any, is changed by more than 30 days from May 5, 2006, then in order to be considered for inclusion in Duratek’s proxy materials, proposals of stockholders intended to be presented at the 2006 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2006 annual meeting.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary voting deadline for our 2006 annual meeting was February 18, 2006, or if the date of the 2006 annual meeting, if any, is changed by more than 30 days from May 5, 2006, a reasonable time before we mail our proxy materials for the 2006 annual meeting. If a stockholder gives notice of such a proposal after the discretionary voting deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2006 annual meeting

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations at 10100 Old Columbia Road, Columbia, Maryland 21046, or by telephone at 410-312-5100.

Any stockholder who currently receives multiple copies of the proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Incorporation by Reference

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement.

We incorporate by reference into this proxy statement the documents listed below, the file number for each of which is 000-1492:

•       Our Annual Report on Form 10-K for our fiscal year ended December 31, 2005.

•       Our Current Reports on Form 8-K filed on February 7, 2006, February 8, 2006 and February 10, 2006.

In addition, we are also incorporating by reference additional documents that we may file with the SEC under the Securities Exchange Act of 1934, as amended, between the date of this proxy statement and the date of the special meeting of stockholders (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Duratek, Inc., 10100 Old Columbia Road, Columbia, Maryland 21046, Attention: Investor Relations. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Diane R. Brown
Corporate Secretary
[•], 2006

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DURATEK, INC.

The board of directors of Duratek recommends

that you vote FOR the following proposals:

Vote on Proposals

	For	Against	Abstain

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 6, 2006 (as it may be amended from time to time, the “merger agreement”), between Duratek, EnergySolutions, LLC (“EnergySolutions”) and Dragon Merger Corporation, a wholly-owned subsidiary of EnergySolutions (“Merger Sub”) pursuant to which, upon the merger becoming effective, each share of Duratek common stock, par value $0.01 per share, (other than shares held in the treasury of Duratek, owned by EnergySolutions or Merger Sub, or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.00 in cash, without interest.

	☐	☐	☐

2.

To consider and vote on a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement.

	☐	☐	☐

In their discretion, the named proxies may act upon such other business as may properly come before the meeting and any adjournments or postponements of such meeting.

The undersigned hereby acknowledges notification of the special meeting and receipt of the proxy statement dated [•], 2006, relating to the special meeting.

In case of joint owners, each joint owner must sign.  If signing for a corporation or partnership as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
		YES	NO

Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please date, sign and mail

your proxy card back as soon as possible!

Special Meeting of Stockholders

DURATEK, INC.

[•], 2006

Please Detach and Mail in the Envelope Provided

PROXY CARD

DURATEK, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2006 AT [•], EASTERN TIME,

AT 10100 OLD COLUMBIA ROAD, COLUMBIA, MARYLAND 21046

The undersigned, revoking all previous proxies, hereby appoints and authorizes Robert E. Prince and Admiral Bruce DeMars, and each of them, as proxies with full power of substitution and resubstitution to represent the undersigned at the special meeting of stockholders of Duratek, Inc., a Delaware corporation (“Duratek”) to be held [•], 2006 and at any adjournments or postponements of the special meeting to vote all of the shares of the common stock of Duratek which the undersigned would be entitled to vote, with all powers which the undersigned would possess if personally present.

The proxy holders will vote the shares represented by this proxy in the manner indicated herein. Unless a contrary direction is indicated, the proxy holders will vote FOR approval of the adoption of the merger agreement, FOR the authorization of the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement, and at the discretion of the proxy holders as to any other matter that may properly come before the special meeting or any adjournments or postponements thereof.

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD

AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)